UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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H.J. HEINZ COMPANY

(Name of Registrant as Specified In Its Charter)

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H. J. Heinz Company
World Headquarters
One PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222

July   , 2008

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 9:00 a.m., Eastern Time, on Wednesday, August 13, 2008, at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Meeting, please detach the Admission Ticket from your proxy card and bring it to the Meeting.

At this year’s Annual Meeting, you will be asked to vote on the election of directors and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Additionally, you will be asked to vote on the Company’s two proposals to reduce the threshold for an affirmative vote of shareholders required to take certain actions under the Company’s By-Laws and Second Amended and Restated Articles of Incorporation.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please either mark, sign, date, and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are on the proxy card. This will ensure representation of your shares if you are unable to attend.

Sincerely,

William R. Johnson
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 13, 2008

TIME

9:00 a.m., Eastern Time, on
Wednesday, August 13, 2008

PURPOSE

To vote on four proposals:

•	To elect 12 directors;

•	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

•	To amend the Company’s By-Laws and Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification; and

•	To amend the Company’s Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders; and

To consider and act on such other business as may properly come before the Meeting.

DOCUMENTS

This Notice is only an overview of the Proxy Statement and proxy card included in this mailing and available at www.proxydocs.com/hnz. These documents are first being mailed to shareholders on or about July   , 2008. Our 2008 Annual Report, including our Form 10-K for Fiscal Year 2008, does not form any part of the material for the solicitation of proxies.

PLACE

The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222

RECORD DATE

Owners of shares of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 4, 2008, will receive notice of and be entitled to vote at the Meeting and any adjournments.

VOTING

Even if you plan to attend the Meeting, please mark, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy by filing with the Secretary of the Company a written revocation or by submitting a duly executed proxy bearing a later date. If you are present at the Meeting, you may revoke your proxy and vote in person on each matter brought before the Meeting. You may also vote over the Internet using the Internet address on the proxy card or by telephone using the toll-free number on the proxy card.

Rene D. Biedzinski
Secretary

Dated: July   , 2008

Page

Questions and Answers	1

Security Ownership of Certain Principal Shareholders	7

Security Ownership of Management	8

Corporate Governance	9

Director Independence Standards	13

Related Person Transaction Policy	14

Board of Directors and Committees of the Board	14

Director Compensation Table	17

Report of the Audit Committee	18

Relationship with Independent Registered Public Accounting Firm	20

Matters to Be Acted Upon	20

1. Election of Directors	20

2. Ratification of Independent Registered Public Accounting Firm	23

3. Amendment of By-Laws and Second Amended and Restated Articles of Incorporation to Reduce the Affirmative Shareholder Vote Required to Amend or Repeal Provisions Relating to Limitation of Director Liability and Director and Officer Indemnification	23

4. Amendment of Second Amended and Restated Articles of Incorporation to Reduce the Affirmative Shareholder Vote Required to Approve Certain Business Combinations with 10% Shareholders	24

5. Other Business	25

Compensation Discussion and Analysis	25

Report of the Management Development and Compensation Committee on Executive Compensation	56

Additional Information	56

Appendix A—Audit Committee Charter

Appendix B—Director Independence Standards

QUESTIONS AND ANSWERS

Q:  When and where is the Annual Meeting?

A:  The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m., Eastern Time, Wednesday, August 13, 2008, at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

Q:  Who is entitled to vote?

A:  You are entitled to vote at the Annual Meeting if the Company’s records on June 4, 2008 (the “record date”) showed that you owned the Company’s common stock, par value $.25 (the “Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (the “Preferred Stock”). As of June 4, 2008, there were 313,537,214 shares of Common Stock and 7,224 shares of Preferred Stock outstanding.

Q:  How many votes is each share entitled to?

A:  Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Q:  Do I need a ticket to attend the Annual Meeting?

A:  Yes. Retain the bottom of the proxy card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the Meeting.

Q:  How can I listen to the Annual Meeting if I do not attend in person?

A:  You are invited to listen to the Annual Meeting webcast live via the Internet on Wednesday, August 13, 2008, at www.heinz.com, beginning at 9:00 a.m., Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. For the telephone conference call option, dial 866-648-9952 (within the U.S./Canada) or 706-679-8682 (outside the U.S./Canada) and mention conference ID 48998090 at least 15 minutes prior to the designated starting time. Using the webcast will enable you to view the slides shown at the Meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included on our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.

The webcast of the Meeting will be archived on the Company’s website at www.heinz.com for one year. A replay of the teleconference will be available at 11:00 a.m., Eastern Time, and for 30 days at 800-642-1687 (within the U.S./Canada) or 706-645-9291 (outside the U.S./Canada) using the following access code: 48998090.

Q:  How do I access the Annual Meeting via the Internet?

A:  To access the Meeting via the Internet, please go to www.heinz.com. The minimum technical requirements to view this broadcast online are: either Windows 98, Windows 2000, Windows XP, Vista OS, or Apple Mac OS X 10.3 operating system; Microsoft Internet Explorer 5.5, Netscape 7.1, or for Mac operating systems, Mozilla Firefox 1.0.4; Windows MediaPlayer 6.4 software (downloadable when you register for the webcast at www.heinz.com); 256 MHz or faster processor, 64 MB RAM minimum (128 MB recommended); and a 16-bit color video display card. In order to hear the audio portion, your PC must be equipped with a 16-bit or better sound card and speakers. A fast connection to the Internet such as T1, DSL, or cable modem will greatly enhance your experience in viewing the webcast. If your connection is a 56K modem you will experience lower quality sound or video.

Q:  How do proxies work?

A:  The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Meeting in the manner you direct. You may vote for or against all, some, or none of our director nominees. You may also vote for or against the other item(s) or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees; for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; for the amendment of the By-Laws and the Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification; and for the amendment of the Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders.

Q:  How do I vote?

A:  You may:

•	Vote by marking, signing, dating, and returning a proxy card;

•	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you submit your vote via the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

•	Place your vote by telephone by following the instructions on the proxy card or the instructions provided by your broker, bank, or other holder of record; or

•	Vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.

If your shares are held in street name, your broker, bank, or other holder of record will include a voting instruction form with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker, bank, or other holder of record to ensure that a proxy card is voted on your behalf.

Q:  Do I have to vote?

A:  No. However, we strongly encourage you to vote. You may vote for or against all, some, or none of our director nominees. You may abstain with respect to or vote “FOR” or “AGAINST” other proposals.

Q:  What does it mean if I receive more than one proxy card?

A:  If you hold your shares in multiple registrations, or in both registered and street name, you will receive a proxy card for each account. Please mark, sign, date, and return each proxy card you receive. If you choose to vote by telephone or Internet, please vote each proxy card you receive.

Q:  Will my shares be voted if I do not sign and return my proxy card?

A:  They could be. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” (such as election of directors and ratification of auditors) or leave your shares unvoted. For any “non-routine matters” being considered at the Meeting, your broker or other nominee would not be able to vote on such matters. The New York Stock Exchange has advised us that a broker will have discretionary authority to vote shares for the amendment of the By-Laws and the Second Amended and Restated Articles of

Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification; and for the amendment of the Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders.

Q:  Can I change my vote?

A:  Yes. You may revoke your proxy and change your vote before the Annual Meeting by submitting a new proxy card with a later date, by casting a new vote via the Internet or telephone, by notifying the Company’s Corporate Secretary in writing, or by voting in person at the Meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.

Q:  What is a quorum?

A:  A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the Meeting, either in person or by proxy, in order to transact business.

Q:  What will I likely be voting on?

A:  There are four proposals that are expected to be voted on at the Annual Meeting:

•	The election of 12 members of our Board of Directors;

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

•	The amendment of the Company’s By-Laws and Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification; and

•	The amendment of the Company’s Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders.

As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q:  What are the Board’s recommendations?

A:  The Board of Directors recommends a vote:

•	FOR the election of each of the directors nominated by the Company;

•	FOR the ratification of the selection of our independent registered public accounting firm;

•	FOR the amendment of the Company’s By-Laws and Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification; and

•	FOR the amendment of the Company’s Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders.

Q:  How many votes are needed to approve each item?

A:  Election of Directors.  Pursuant to Article 5, Section V of the Company’s Second Amended and Restated Articles of Incorporation, in any election of directors in which the number of nominees equals the number of directors to be elected, such as this election, a nominee must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares cast “against” that director.

In an uncontested election, an incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or of the Board with respect to his or her own resignation.

Ratification of Independent Registered Public Accounting Firm Selection.  The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

The Amendment of the Company’s By-Laws and Second Amended and Restated Articles of Incorporation to Reduce the Affirmative Shareholder Vote Required to Amend or Repeal Provisions Relating to Limitation of Director Liability and Director and Officer Indemnification. The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

The Amendment of the Company’s Second Amended and Restated Articles of Incorporation to Reduce the Affirmative Shareholder Vote Required to Approve Certain Business Combinations with 10% Shareholders. The favorable vote of 80% of the voting power of the shares outstanding is necessary for this proposal to be approved.

Q:  Who will tabulate the votes?

A:  A representative from our transfer agent, BNY Mellon Shareowner Services, will tabulate the votes and act as inspector of election.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election. The inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned signed but not marked will be voted FOR each of the Director nominees, FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, FOR the amendment of the Company’s By-Laws and Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification, and FOR the amendment of the Company’s Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders. In addition, if any other matter may come before the Meeting, the proxy will be voted as the proxy holder deems desirable.

Q:  How will shares in the Company’s employee benefit plans be voted?

A:  If you are or were a participant in the Company’s employee benefit plans, this Proxy Statement is being used to solicit voting instructions from you with respect to shares of our stock that you own but which are held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that you are entitled to vote will be voted by the plan trustees pursuant to your instructions.

Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares. You must instruct the plan trustees to vote your shares by utilizing one of the voting methods described above.

Q:  Who are the proxy solicitors and what are the solicitation expenses?

A:  We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of proxies by mail, telephone, facsimile, or personal meetings. We estimate the fees of MacKenzie Partners to be $15,000 plus expenses. Our officers, directors, and employees may also assist us with solicitation efforts; they will not receive any extra compensation for these activities.

Q:  Can I elect to receive the Proxy Statement and Annual Report electronically?

A:  Yes. If you vote via the Internet in accordance with the instructions on your proxy card, you may elect to receive future Proxy Statements and proxy cards, annual reports, and reports on Form 10-K via the Internet instead of receiving paper copies in the mail.

Q:  How do I obtain a copy of the Company’s materials related to corporate governance?

A:  The Company’s Corporate Governance Principles, charters of each standing Board committee, Global Code of Conduct, Global Operating Principles, Supplier Guiding Principles, and other materials related to our corporate governance can be found in the Corporate Governance section of the Company’s website at www.heinz.com.  In addition, this information is available in print free of charge to any shareholder who requests it by contacting the Corporate Secretary at P.O. Box 57, Pittsburgh, Pennsylvania 15230.

Q:  What is a broker non-vote?

A:  Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as uncontested director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as shareholder proposals. The New York Stock Exchange has advised us that the amendment of the Company’s By-Laws and Second Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to amend or repeal provisions relating to limitation of director liability and director and officer indemnification and the amendment of the Company’s Amended and Restated Articles of Incorporation to reduce the affirmative shareholder vote required to approve certain business combinations with 10% shareholders will be considered routine matters. With regard to non-routine matters, if any, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on such non-routine matters, your broker, bank or other holder of record will not be able to vote your shares on such non-routine matters. You should vote your shares by following the instructions provided on the voting instruction form.

Q:  How do abstentions and broker non-votes count for voting purposes?

A:  Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes count for quorum purposes but are not considered to be votes cast. An abstention or broker non-vote will, therefore, not affect the votes required to approve any of the proposals requiring approval by a majority of votes cast. However, for the proposal requiring approval by 80% of the voting power of the outstanding voting shares, an abstention or broker non-vote will have the same effect as a vote against the proposal.

Q:  What is householding?

A:  Householding is a procedure that permits the Company to send a single set of its annual report and proxy materials to any household at which two or more shareholders reside if the Company believes they are members of the same family. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as the Company’s expenses. A number of brokerage firms and BNY Mellon Shareowner Services, our transfer agent, have instituted householding. If your family has multiple Heinz accounts, you may have received a householding notification from your broker or the transfer agent. Please contact your broker or the transfer agent directly if you have questions, require additional copies of the Proxy Statement or Annual Report, or wish to opt out of householding or to receive multiple statements and reports. These options are available to you at any time. Upon written or oral request to the transfer agent, a separate copy of the Proxy Statement or Annual Report will be sent promptly to any shareholder of record to whom householding applies.

Q:  How do I nominate a director or bring other business before the Annual Meeting?

A:  The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors or to bring other business before shareholder meetings. To nominate a candidate for director at the Annual Meeting to be held in 2009, your notice of the nomination must be received by the Company during the period beginning at 12:01 a.m., Eastern Time, on December 6, 2008, and ending at 11:59 p.m., Eastern Time, March 5, 2009. The notice must describe various matters regarding the nominee, including name, address, occupation, and shares held. To bring other matters before the 2009 Annual Meeting, notice of your proposal must also be received by the Company within the time limits described above and must meet Company By-Law requirements. In addition, to include a proposal in the Company’s Proxy Statement and proxy card for that meeting, your notice and proposal must also comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the Corporate Secretary.

Security Ownership of Certain Principal Shareholders

Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

	Number of Shares
	of Common Stock	Percent of
Name and Address	Beneficially Owned	Class

Capital World Investors(1) A Division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071-1406	26,746,700	8.4%

Capital Research Global Investors(2) A Division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071-1406	16,934,650	5.3%

(1)	Based on a report on Schedule 13G filed with the SEC on February 11, 2008, Capital World Investors, a division of Capital Research and Management Company, which acts as investment advisor to various investment companies through two divisions, Capital World Investors and Capital Research Global Investment, reported sole dispositive power of 26,746,700 shares of Common Stock, but disclaimed beneficial ownership of such shares pursuant to Rule 13d-4.

(2)	Based on a report on Schedule 13G filed with the SEC on February 12, 2008, Capital Research Global Investors, a division of Capital Research Management Company, which acts as investment advisor to various investment companies through two divisions, Capital World Investors and Capital Research Global Investors, reported sole voting power of 12,528,450 shares of Common Stock and sole dispositive power of 16,934,650 shares of Common Stock, but disclaimed beneficial ownership of such shares pursuant to Rule 13d-4.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of April 30, 2008, by each director, director nominee, and executive officer named in the Summary Compensation Table, and all directors, director nominees, and executive officers as a group, being 21 in number. The individuals listed below do not own shares of the Company’s Preferred Stock.

	Shares of
	Common Stock	Percent of
Name	Owned(1)(2)(3)(4)(5)	Class(6)

Jeffrey P. Berger	612,802	—
Charles E. Bunch	13,500	—
Leonard S. Coleman, Jr.	16,600	—
John G. Drosdick	6,000	—
Edith E. Holiday	21,704	—
William R. Johnson	3,595,824	1.2
Candace Kendle	18,402	—
David C. Moran	367,590	—
C. Scott O’Hara	51,941	—
Dean R. O’Hare	16,700	—
Nelson Peltz	10,367,381	3.3
Dennis H. Reilley	6,000	—
Lynn C. Swann	13,017	—
Thomas J. Usher	34,178	—
Michael F. Weinstein	8,607	—
Arthur B. Winkleblack	492,169	—
All directors, director nominees, and all executive officers as a group	17,409,805	5.6

(1)	Shares listed in this column include all shares beneficially owned by the named individuals and all directors, director nominees, and executive officers as a group, including shares in which they have a present beneficial economic interest, and shares allocated to their accounts under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 89,553; A.B. Winkleblack, 4,206; D.C. Moran, 604; J.P. Berger, 28,896; C.S. O’Hara, 238; and all directors, director nominees, and executive officers as a group, 189,859). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following April 30, 2008 (W.R. Johnson, 2,929,571; A.B. Winkleblack, 445,552; D.C. Moran, 316,750; J.P. Berger, 501,533; C.S. O’Hara, 39,933; and all directors, director nominees, and executive officers as a group, 5,674,652).

(3)	Shares listed for Messrs. Johnson, Winkleblack, Moran, Berger, and O’Hara include restricted stock units which vest within 60 days of April 30, 2008 (W.R. Johnson, 5,225; A.B. Winkleblack, 1,589; D.C. Moran, 1,420; J.P. Berger, 1,589; C.S. O’Hara, 3,125; and all directors, director nominees, and executive officers as a group, 18,345).

(4)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(5)	Shares listed for Mr. Peltz include (i) 6,000 shares held directly by Mr. Peltz, (ii) 10,011,381 shares owned by funds and accounts managed by Trian Fund Management, L.P. (“Trian”) of which Mr. Peltz is a founding partner and Chief Executive Officer, and (iii) put-call options relating to 350,000 shares of common stock which are held by funds and accounts managed by Trian that may be exercised by Trian or sold by the counter-party to Trian, at any time on or prior to July 18, 2008.

(6)	Percentages of less than one percent are omitted.

CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure, and functions. The Board periodically reviews the principles and other corporate governance matters.

Role of the Board and Management

The Company’s business is conducted by its employees, managers, and officers under the direction of the chief executive officer (“CEO”) and the oversight of the Board. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively conduct Board matters.

As part of its general oversight function, the Board actively reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives, and prospects, as well as issues and risks facing the Company. The opinions of the independent non-Management Development and Compensation Committee Board members are solicited with respect to the selection, evaluation, and determination of compensation and succession planning for the CEO and senior executive officers who report directly to the CEO. The Board oversees processes designed to maintain the quality of the Company, including the integrity of the financial statements, the integrity of compliance with laws and ethics, and the integrity of relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers, and the communities in which the Company operates.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates to shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. The Board has adopted the following director nominee selection criteria. Nominees should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of all shareholders. Nominees should be selected on the basis of their business and professional experience and qualifications, public service, diversity of background, availability to devote sufficient time to the Board and the needs of the Company in light of the qualifications of the other directors or nominees. Candidates should be persons who have demonstrated leadership in multinational companies or government, finance or accounting, higher education or other fields, or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen. Nominees should also represent all shareholders rather than special interest groups or any group of shareholders. In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Corporate Governance Committee uses the services of an executive search firm to assist the Company in identifying potential nominees and to participate in the evaluation of candidates for Board membership. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the Corporate Secretary of the Company.

Size of the Board

The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board. In Fiscal Year 2006, the size of the Board was increased to 12 Board members.

Chairman and CEO

The Chairman and the CEO are selected by the Board. The Board determines whether the role of Chairman and CEO should be separate or combined based upon its judgment as to the most appropriate structure for the Company at a given point in time.

Presiding Director

The Chairman of the Corporate Governance Committee, Thomas J. Usher, is the Presiding Director. In that role, Mr. Usher presides over all executive sessions of the non-management directors, acts as principal liaison between the Chairman of the Board and the non-management directors. With the rest of the Corporate Governance Committee, the Presiding Director interviews Board candidates, recommends membership of Board committees to the Board, and makes recommendations about retention of consultants to the Board. The Presiding Director also serves as the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Global Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO, or a member of the Office of the Chairman, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Global Code of Conduct is available at www.heinz.com.

Stock Ownership

In order to align the interests of directors with shareholders, non-management directors are required to own 10,000 shares of Company stock within five years of a director’s election to the Board.

Retirement and Resignation

No director may stand for re-election after attaining age 72, except for any director who was serving on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Chairman of the Board and the Corporate Governance Committee. The Chairman and the Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation offer. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation, or removal from full-time employment.

Term Limits

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they have the disadvantage of losing the contribution of directors who over time have developed increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee periodically reviews director contributions to the Board and has instituted a mandatory retirement age (as described above).

BOARD COMMITTEES

Number and Responsibilities of Committees

The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Corporate Social Responsibility, and Executive. The membership of the first four committees is required to consist entirely of independent directors, based on the NYSE’s requirements and the Company’s Director Independence Standards. The Executive Committee is comprised of the Chairman and CEO of the Company and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee, and the Board, and are available on the Company’s website at www.heinz.com.

Assignment, Rotation and Removal of Committee Members

Members are appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications, and public service. The need for continuity, subject matter expertise, and tenure, and the desires of the individual Board members are also considered. Consideration will be given to rotating committee members from time to time if rotation is likely to improve committee performance or facilitate the work of the committee. Directors generally serve on a working committee for approximately five to seven years before rotating. A committee member may be removed by a majority vote of the independent directors of the full Board.

Committee Meetings

The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.

Committee Chairs

The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the Chairman of the Board and the chair of the Corporate Governance Committee.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held at least six times per year and typically extend over two days. Once a year the Board attends a strategic planning session that normally extends over three days. The Board may hold additional meetings, including by teleconference or other electronic means, as needed, to discharge its responsibilities. The Chairman of the Board, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director

The non-management directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the presiding director and chairs the executive sessions for non-management directors.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting is distributed in advance of the meeting, to the extent possible.

Board Assessment

The Board annually assesses the effectiveness of the Board and its committees.

Management Evaluation, Succession, and Compensation

The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus, and other incentive and equity compensation.

Board Compensation

The Board periodically reviews director compensation based upon benchmarking information of peer group companies. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee is guided by the following considerations: compensation should fairly pay directors for work required for a company of Heinz’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.

Board Access to Management and Independent Advisors

Members of the Board have free access to the employees of the Company, and Board committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board periodically visit Company facilities.

Approval of Goals and Strategic and Financial Objectives

The overall strategy of the Company is reviewed periodically at Board meetings. In addition, the Board conducts an annual planning session at which the Company strategy is assessed in detail.

Orientation and Education

The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-management issues, governance policies, and Global Code of Conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Communication with Management and Directors

The response to any shareholder proposal is the responsibility of management subject to oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals.

Shareholders and other interested parties may contact the presiding director or non-management directors via the Corporate Secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230, or via facsimile at (412) 456-7868.

Shareholder Rights Plan Policy

The Board adopted a policy under which it will seek shareholder approval within one year in the event the Board adopts a shareholder rights plan, commonly known as a “poison pill.” The Company does not currently have a shareholder rights plan in place.

Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles and all Board committee charters are available on the Company’s website at www.heinz.com and are also available in print to any shareholder upon request. The Corporate Governance Committee reviews these Corporate Governance Principles periodically, and reports the results of this review to the full Board.

Director Independence Standards

Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards (the “Standards”) with respect to the determination of director independence. In accordance with the Standards, an independent director must be determined to have no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm, and categories of relationships that will not be considered material relationships that would impair a director’s independence. The Standards prohibit the Audit Committee members from receiving compensation from the Company, other than as a director or under a retirement plan, and from being an affiliated person, as defined by the SEC. The Standards also prohibit Management Development and Compensation Committee members from serving if they have ever been a Company officer or if they have any direct or indirect material interest in a transaction that must be disclosed under SEC Regulation S-K Item 404(a).

The Board has determined that every director, with the exception of Mr. Johnson, is independent under these Standards.

The full text of the Standards is attached as Appendix B to this Proxy Statement. The Standards are also posted on the Company’s website at www.heinz.com.

Policies on Business Ethics and Conduct

All Company employees and directors, including the CEO, the Chief Financial Officer, and the Principal Accounting Officer, are required to abide by the Company’s long-standing Global Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Global Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Global Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting, internal accounting control, or audit matters, including a toll-free ethics and compliance hotline.

The full text of the Global Code of Conduct is published on the Company’s website at www.heinz.com, and is available in print to any shareholder upon request.

Related Person Transaction Policy

The Related Person Transaction Policy of the Board ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, directors, and five percent or more shareholders of the Company, and any immediate family member of such a person. Under the Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and Related Persons. If a Related Person Transaction is identified, such transaction is brought to the attention of the Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Capital Guardian Trust Company, an affiliate of Capital World Investors, each of which reports but disclaims beneficial ownership of more than five percent of the Company’s shares, managed the international equity portion of the H. J. Heinz Company Employees’ Retirement System Master Trust until February 19, 2008. During Fiscal Year 2008, Capital Guardian Trust Company earned approximately $419,607 in fees for such management services.

Board of Directors and Committees of the Board

Fiscal Year 2008 Meetings

Management
			Development and			Corporate	Corporate Social
Name	Board		Compensation	Audit		Governance	Responsibility	Executive
William R. Johnson	x	*						x	*

Charles E. Bunch	x		x *	x				x

Leonard S. Coleman, Jr.	x					x	x *	x

John G. Drosdick	x			x			x

Edith E. Holiday	x		x				x

Candace Kendle	x			x		x

Dean R. O’Hare	x		x	x	*		x	x

Nelson Peltz	x					x	x

Dennis H. Reilley	x		x	x		x

Lynn C. Swann	x					x	x

Thomas J. Usher	x		x			x *	x	x

Michael F. Weinstein	x		x	x

Number of Meetings in Fiscal Year 2008	6		6	9		4	3	0

X Member
* Chairperson

Committee Duties and Responsibilities

Management Development and Compensation Committee

•	Recommends to the Board candidates for CEO of the Company and the election of executive officers who report directly to the CEO.
•	Develops and oversees the processes to set objectives, evaluate performance, and determine compensation and overall compensation policy for the CEO and his direct reports. The Committee formally solicits the opinions of non-Committee Board members.
•	Reviews annually the succession plan of the CEO and other executive officers as part of a talent review in which all Board members participate.
•	Makes recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans.
•	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.
•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.
•	Evaluates the Committee’s performance annually.
Audit Committee

•	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.
•	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assists with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.
•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
•	Oversees the independence of the independent registered public accounting firm and the qualifications and effectiveness of both the independent registered public accounting firm and the internal auditors.
•	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
•	Appoints, retains, and reviews the performance of the independent registered public accounting firm.
•	Evaluates the Committee’s performance annually.
Corporate Governance Committee

•	Monitors compliance with the Company’s Global Code of Conduct and all applicable laws and regulations.
•	Notifies the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts.
•	Annually reviews the Company’s Corporate Governance Principles and recommends changes to these Principles.
•	Identifies qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.

•	Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, and reviews the independence of current directors and nominees.
•	Recommends to the Board whether to accept or reject any resignation tendered by a Board member who received a greater number of votes “against” such Board member than “for” such Board member in an uncontested election of directors.
•	Recommends to the Board candidates for appointment to or removal from Board committees and considers rotating members or chairs of various Board committees.
•	Provides orientation for new directors and continuing education for all directors.
•	Assesses the reporting channels through which the Board receives information and the quality and timeliness of information received on a periodic basis.
•	Makes recommendations to the Board concerning changes in non-employee director compensation.
•	Periodically reviews all Committee charters and recommends changes for Board approval.
•	Reviews management’s responses to shareholder proposals concerning corporate governance issues.
•	Assesses the Board’s performance and the Committee’s performance on an annual basis.
Corporate Social Responsibility Committee

•	Monitors issues and practices relating to the Company’s global social accountability, Global Operating Principles, Supplier Operating Guidelines, and human rights matters, and oversees publication of the Company’s Corporate Social Responsibility Report.
•	Reviews employment issues, equal employment opportunity matters, diversity initiatives, environmental matters, and workplace health and safety.
•	Reviews issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.
•	Reviews significant lawsuits, investigations by governmental entities, and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s performance, business activities, or reputation.
•	Monitors programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.
•	Oversees the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.
•	Oversees the H. J. Heinz Company Political Action Committee and any political and lobbying activity of the Company and its affiliates.
•	Reviews and makes recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.
•	Evaluates the Committee’s performance annually.
Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.
•	May exercise all powers of the Board except as limited by resolutions of the Board or by law; however, it is the general intention that all substantive matters be brought before the full Board.

Each incumbent director of the Company attended more than 95% of the aggregate number of meetings of the Board and committees on which the director served. As a general matter, all

Board members are expected to attend the Annual Meeting. At the Company’s 2007 Annual Meeting, all members of the Board were present.

Director Compensation Table (Fiscal Year 2008)

The following table sets forth the compensation paid to the non-executive directors of the Company in Fiscal Year 2008:

					Change in
					Pension Value
	Fees				And Nonqualified
	Earned			Non-Equity	Deferred
	Or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	($)(b)	($)(1)(c)	($)(d)	($)(e)	(2)(f)	($)(3)(4)(g)	($)(h)

Charles E. Bunch	102,417	136,620	—	—	—	—	239,037
Leonard S. Coleman	97,417	136,620	—	—	—	—	234,037
John G. Drosdick	87,417	136,620	—	—	—	—	224,037
Edith E. Holiday	85,917	136,620	—	—	—	—	222,537
Candace Kendle	87,417	136,620	—	—	—	—	224,037
Dean R. O’Hare	102,417	136,620	—	—	—	—	239,037
Nelson Peltz	85,917	136,620	—	—	—	—	222,537
Dennis H. Reilley	85,917	136,620	—	—	—	—	222,537
Lynn C. Swann	85,917	136,620	—	—	—	—	222,537
Thomas J. Usher - Presiding Director	95,917	136,620	—	—	—	—	232,537
Michael F. Weinstein	87,417	136,620	—	—	—	—	224,037

(1)	Represents the grant date fair value of 3,000 restricted stock units granted to each director on August 27, 2007, at a value of $45.54 per unit. As of April 30, 2008, the aggregate number of stock awards granted to each director who chose to defer the receipt of the award were as follows: Mr. Drosdick, 6,000; Ms. Holiday, 12,500; Mr. Reilley, 6,000; Mr. Usher, 12,500; and Mr. Weinstein, 3,000.

(2)	See narrative below for description of non-employee director pension. Ms. Holiday is the only currently serving director who is eligible to receive this benefit upon retirement from the Board.

(3)	See narrative below for description of the director charitable award program. Ms. Holiday is the only currently serving director who is eligible to participate in this program. The program is fully funded and the Company made no premium payments during FY08.

(4)	See narrative below for travel policy and use of corporate aircraft, including personal use, if any.

From January 1, 2006, through June 1, 2007, non-employee directors received the following annual compensation:

•	$60,000 in cash and 3,000 restricted stock units payable in Common Stock;
•	$1,500 for each meeting-day attended;
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees; and
•	$10,000 retainer for the chairs of the Corporate Social Responsibility and Corporate Governance Committees.

Effective June 1, 2007, the meeting day retainer was eliminated and the annual retainer adjusted such that non-employee directors receive the following annual compensation:

•	$85,000 in cash and 3,000 restricted stock units payable in Common Stock;
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees;
•	$10,000 retainer for the chairs of the Corporate Social Responsibility and Corporate Governance Committees.

Annual restricted stock unit grants are restricted for six months, during which time directors receive cash dividend equivalents at the same rate as paid on the Company’s Common Stock. Non-employee directors may defer some or all of their cash and equity compensation into either a Heinz common stock fund or a cash account. Amounts deferred into Heinz stock units will be credited with additional stock units equal to the dollar amount of dividends paid from time to time. Sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as appropriate, at a date elected by the non-employee directors at the time of the deferral. Currently, five directors have elected to defer some or all of their compensation.

Directors are reimbursed for travel to Board of Directors meetings for their actual out-of-pocket travel cost, up to the cost of a first-class, commercial airline ticket. The Company may, at its discretion, provide transportation via Company-operated aircraft or third-party charter aircraft. Directors are reimbursed for reasonable expenses incurred while traveling to or from Board of Directors meetings or while conducting business on behalf of the Company. To the extent a director or a director’s spouse uses the Company aircraft for personal travel, the director will receive imputed income for such use at the Standard Industry Fare Level established by the Internal Revenue Service, and the aggregate incremental cost of such use, if any, will be included in the “All Other Compensation” column in the table above.

The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to January 31, 1994, will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.

Report of the Audit Committee

The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal control over financial reporting. The Audit Committee retains the Company’s independent registered public accounting firm and oversees their independence and oversees the qualifications and effectiveness of both the independent registered public accounting firm and internal auditors. Management has primary responsibility for the financial reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the letter required by Independence Standards Board Standard No. 1 relating to independence from the Company, has discussed with the independent registered public accounting firm the auditors’ independence, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets separately with both the internal auditors and independent registered public accounting firm, without management present, to discuss the results of their examinations, their audits of the Company’s financial statements and internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2008 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended April 30, 2008, for filing with the Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “Audit Committee financial expert” as defined in the SEC’s rules. Consistent with the Audit Committee Charter, no member of the Audit Committee serves simultaneously on the audit committees of more than two other public companies.

Upon the Audit Committee’s recommendation, the Board has adopted a revised Audit Committee Charter, which is attached to this proxy statement as Appendix A.

Dean R. O’Hare, Chair	Candace Kendle
Charles E. Bunch	Dennis H. Reilley
John G. Drosdick	Michael F. Weinstein

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the independent registered public accounting firm and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP provided various audit-related and tax services during Fiscal Year 2008. The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years (in thousands):

	Fiscal Year	Fiscal Year
	2008	2007

Audit Fees	$6,627	$8,943
Audit-Related Fees	745	261
Tax Fees
Tax Compliance	505	650
Other Tax Services	784	651
All Other Fees	0	0
Total Fees	$8,661	$10,505

Audit fees relate to professional services rendered for the integrated audit of the consolidated financial statements of the Company and of the Company’s internal control over financial reporting, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of consents, reviews of the Company’s quarterly consolidated financial statements, and assistance with the review of documents filed with the SEC.

Audit-related fees relate primarily to audits of employee benefit plans, agreed upon procedures, and other attestation services.

Tax compliance services consist of fees related to the preparation of tax returns. Other tax services consist of fees related to tax planning regarding domestic and international taxes.

The Audit Committee prohibits the Company or any of its affiliates from receiving services by the Company’s independent registered public accounting firm that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the independent registered public accounting firm in a category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then notify the entire Audit Committee of the additional services and estimated fees at the next Audit Committee meeting.

Matters to Be Acted Upon

1.	Election of Directors
(Item 1 on proxy card)

You will have the opportunity to elect our entire Board of Directors, currently consisting of 12 members, at the Annual Meeting. Each of our directors is elected annually and serves until the next Annual Meeting of Shareholders or until a successor is elected or qualified.

The Board of Directors has nominated the following 12 nominees for election as directors at the Annual Meeting. If any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors.

The 12 nominees must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares cast “against” that director. An incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or of the Board with respect to his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

WILLIAM R. JOHNSON Director since 1993
Age 59
Chairman, President and Chief Executive Officer of Heinz (2000-present); President and Chief Executive Officer of Heinz (1998-2000); also serves as a director of Emerson Electric Company

CHARLES E. BUNCH Director since 2003
Age 59
Chairman and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2005-present); President and Chief Executive Officer of PPG Industries, Inc. (2005); President and Chief Operating Officer of PPG Industries, Inc. (2002-2005); Executive Vice President-Coatings Sector of PPG Industries, Inc. (2000- 2002); Senior Vice President of Planning, Corporate Services, and M&A of PPG Industries, Inc. (1997-2000); also serves as a director of PNC Financial Services

LEONARD S. COLEMAN, JR. Director since 1998
Age 59
Former President of the National League of Professional Baseball Clubs (1994-1999); also serves as a director of Omnicom Group Inc., Avis Budget Group, Inc., Electronic Arts Inc., and Churchill Downs Incorporated

JOHN G. DROSDICK Director since 2005
Age 65
Chairman, President, and Chief Executive Officer of Sunoco, Inc. (petroleum and petrochemical products) (2000-present); also serves as a director of United States Steel Corporation and as Chairman of Sunoco Partners, LLC, the general partner of Sunoco Logistics Partners L.P.

EDITH E. HOLIDAY Director since 1994
Age 56
Attorney; President, Secretary and Treasurer of Comcast TW Holdings, Inc. (manage and dispose of property for the benefit of Comcast Corporation) (2006-2007); Assistant to the President of the United States and Secretary of the Cabinet (1990-1993); General Counsel of the United States Department of the Treasury (1989-1990); also serves as a director of Hess Corporation, RTI International Metals, Inc., Canadian National Railway Company, and White Mountains Insurance Group, Ltd., and a director or trustee of various investment companies in the Franklin Templeton group of mutual funds

CANDACE KENDLE Director since 1998 Age 61 Chairman and Chief Executive Officer of Kendle International, Inc. (contract research organization) (1981-present)

DEAN R. O’HARE Director since 2000
Age 66
Former Chairman and Chief Executive Officer of The Chubb Corporation (insurance) (1988 until his retirement in November 2002); also serves as a director of AGL Resources, Inc. and Fluor Corporation

NELSON PELTZ Director since 2006
Age 66
CEO and a founding partner of Trian Fund Management, L.P. (management company for various investment funds and accounts) (2005-present); Chairman of Triarc Companies, Inc. (holding company that owns Arby’s Restaurant Group, Inc.) (1993-present); CEO of Triarc Companies, Inc. (1993-2007); Chairman and CEO of Triangle Industries, Inc. (packaging company) (1983-1988); also serves as Chairman of Trian Acquisition I Corp.

DENNIS H. REILLEY Director since 2005
Age 55
Chairman, Covidien Ltd. (healthcare products) (2007-present); Chairman of Praxair (industrial gases) (2000-2007); CEO of Praxair (2000-2006); Executive Vice President and Chief Operating Officer of E.I. DuPont de Nemours & Co. (responsible for pigments and chemicals, specialty polymers, nylon and polyester businesses) (1997-2000); also serves as a director of Marathon Oil Company and The Dow Chemical Company

LYNN C. SWANN Director since 2003
Age 56
President, Swann, Inc. (marketing and consulting) (1976-present); Managing Director, Diamond Edge Capital Partners, LLC (financial advisory and brokerage services) (2008-present); Chairman of President’s Council on Physical Fitness and Sports (2002-2005); football and sports broadcaster, ABC Sports (1976-2006); also serves as a director of Harrah’s Entertainment, Inc.

THOMAS J. USHER Director since 2000
Age 65
Chairman of Marathon Oil Company (oil and natural gas) (2002-present); Retired Chairman of United States Steel Corporation (2004 until his retirement in 2006); Chairman and Chief Executive Officer of United States Steel Corporation (2002-2004); Chairman of the Board and Chief Executive Officer of USX Corporation (1995-2001); also serves as a director of The PNC Financial Services Group, Inc. and PPG Industries, Inc.

MICHAEL F. WEINSTEIN Director since 2006
Age 59
Chairman and co-founder of INOV8 Beverage Company LLC (marketer and developer of beverage products and concepts) (2005-present); President of Liquid Logic Consulting (private beverage consulting company) (2004); President, Global Innovation and Business Development for Cadbury Schweppes plc (confectionary and beverage company) (2002-2003)

2. Ratification of Independent Registered Public Accounting Firm
(Item 2 on proxy card)

PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 1979. The Board of Directors approved the Audit Committee’s recommendation to the Board to recommend that the shareholders ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for Fiscal Year 2009.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Fiscal Year 2009.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and be available to make a statement or respond to questions.

3. Amendment of By-Laws and Second Amended and Restated Articles of Incorporation to Reduce the Affirmative Shareholder Vote Required to Amend or Repeal Provisions Relating to Limitation of Director Liability and Director and Officer Indemnification
(Item 3 on proxy card)

Factual Background

Shareholders are being asked to approve a reduction in the affirmative shareholder vote required to amend Article 6 of the Company’s Second Amended and Restated Articles of Incorporation and Articles VII and VIII of the By-Laws relating to limitation of director liability and director and officer indemnification. Currently, the vote of 60% of the voting power of the outstanding shares is required to amend or repeal these provisions, unless the amendment or repeal is first approved by the Board of Directors, in which case shareholders could amend or repeal these provisions with a majority of votes cast. The proposal would lower the vote required to amend or repeal these provisions to a majority of the votes cast.

Articles VII and VIII of the By-Laws and Article 6 of the Second Amended and Restated Articles of Incorporation limit directors’ personal liability for monetary damages for any action taken, or any failure to take any action, as a director to the fullest extent permitted under Pennsylvania law. Additionally, directors and officers are entitled to be indemnified by the Company against reasonable expenses and any liability paid or incurred in connection with any actual, threatened, or completed claim, action, suit, or proceeding, civil, criminal, administrative, investigative, or other matter in which he or she may be involved by reason of being or having been a director or officer of the Company or serving another entity at the request of the Company. This right to indemnification does not exist where conduct of the officer or director is such that indemnification is prohibited by law. Under Pennsylvania law, a director’s personal liability for monetary damages may be limited, and a corporation may indemnify its directors and officers against liabilities incurred in their official capacities, except where the conduct of the director or officer resulting in the liability amounted to self dealing, willful misconduct or recklessness.

Given recent changes in corporate governance standards, the Board of Directors now believes that requiring a majority of the votes cast to amend these provisions is more appropriate than requiring a 60% vote of shares outstanding.

Proposed Amendments

With the approval of the Company’s shareholders, the following resolutions will be adopted to effectuate the proposed amendments to reduce the affirmative shareholder vote requirements as described above:

(1)	Article VII of the company By-Laws is hereby amended to change all references to 60% of the voting power to a majority of votes cast in each instance.

(2)	Article VIII, Section 10 of the Company By-Laws is hereby amended to change all references to 60% of the voting power to a majority of votes cast in each instance.

(3)	Article 6, Section I of the Second Amended and Restated Articles of Incorporation of the Company is hereby amended to change all references to 60% of the voting power to a majority of votes cast in each instance.

(4)	Article 6, Section II of the Second Amended and Restated Articles of Incorporation of the Company is hereby amended to change all references to 60% of the voting power to a majority of votes cast in each instance.

The Board of Directors has unanimously approved the foregoing amendments and recommends a vote “FOR” this Proposal.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. An abstention or broker non-vote is not a vote cast and will not affect the number of votes required to approve the proposal.

4. Amendment of Second Amended and Restated Articles of Incorporation to Reduce the Affirmative Shareholder Vote Required to Approve Certain Business Combinations with 10% Shareholders
(Item 4 on proxy card)

Factual Background

Shareholders are being asked to approve a reduction in the affirmative shareholder vote required under Article 7 of the Company’s Second Amended and Restated Articles of Incorporation to approve certain business combinations involving a 10% shareholder. Currently, the vote of 80% of the voting power of the outstanding shares is required to approve a business combination subject to Article 7 or to amend, repeal, or adopt any provision inconsistent with Article 7. The proposal would lower the vote required to a majority of votes cast.

Article 7 requires that certain business combinations involving an interested shareholder must be approved by the affirmative vote of 80% of the voting power of the Company’s outstanding shares. An “interested shareholder” is generally any shareholder having more than 10% of the Company’s voting power. The business combinations subject to Article 7 include a merger or consolidation of the Company with an interested shareholder; the sale or other disposition to an interested shareholder of assets or securities of the Company with an aggregate fair market value of $15,000,000 or more; the adoption of a plan for liquidation or dissolution of the Company proposed by an interested shareholder; or any reclassification of Company securities, recapitalization, or other transaction which has the effect of increasing an interested shareholder’s percentage of ownership of the Company’s shares.

These business combinations do not require the approval by a vote of 80% of outstanding shares if the business combination has been approved by a majority of directors not affiliated with the interested shareholder or meets specified conditions that are designed to ensure that shareholders receive a fair price for their shares in any transaction with an interested shareholder. A vote of 80% of the outstanding shares is also required to amend, repeal or adopt any provision inconsistent with Article 7, regardless of whether the proposal is approved by the Board of Directors.

Given recent changes in corporate governance standards, the Board of Directors now believes that requiring a majority of the votes cast to amend these provisions is more appropriate than requiring an 80% vote of shares outstanding.

Proposed Amendments

With the approval of the Company’s shareholders, the following resolutions will be adopted to effectuate the proposed amendments to reduce the affirmative shareholder vote requirements:

(1)	Article 7.1 of the Second Amended and Restated Articles of Incorporation of the Company is hereby amended to change all references to 80% of the voting power to a majority of votes cast in each instance.

(2)	Article 7.6 of the Second Amended and Restated Articles of Incorporation of the Company is hereby amended to change all references to 80% of the voting power to a majority of votes cast in each instance.

The Board of Directors has unanimously approved the foregoing amendments and recommends a vote “FOR” this Proposal.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of at least 80% of the voting power of outstanding shares of the Company’s Common Stock and Preferred Stock. An abstention or broker non-vote will have the same effect as a vote against the proposal.

5. Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we address the compensation objectives, policies and practices relating to the Fiscal Year 2008 compensation earned by our chief executive officer (the “CEO”), chief financial officer and the three other most highly compensated executive officers whom we refer to as the named executive officers (the “NEOs”).

Compensation Objectives

Our NEO compensation programs are designed to reward superior performance and to achieve the following objectives established by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors:

•	Provide competitive market-driven compensation to attract and retain superior executive talent for the long-term;

•	Target executive compensation at the median of our Compensation Peer Group (described below) based on available survey and proxy statement data;

•	Ensure that the pay opportunity for each NEO is linked to the performance of the Company, including the building of shareholder value through the achievement of the financial and strategic objectives established by the Board of Directors;

•	Provide a balance between risk and potential reward for executives by creating effective incentives to retain superior performers and drive higher levels of performance;

•	Align the interests of our NEOs with those of our stockholders by paying a significant portion of compensation under long-term incentive plans (approximately 65% for our CEO and 55% for the other NEOs) and requiring our NEOs to maintain meaningful equity ownership in the Company; and

•	Provide retirement, including supplemental retirement, and other benefits that approximate the median of our Compensation Peer Group, support succession planning, and enhance the productivity of our NEOs based on the following principles:

•	Each benefit and perquisite must support one or more of the following objectives:

•	Contribute to improved health;
•	Provide greater security/safety to the NEO;
•	Increase time available for business purposes;
•	Facilitate business development;
•	Enhance personal financial management; and
•	Represent a competitive practice that helps to support attraction/retention goals.

•	Supplemental retirement benefits must support one or more of the following objectives:

•	Link a portion of the benefit to Company and/or individual performance by basing the benefit primarily on salary and bonus earned;
•	Enhance retention;
•	Aid in the recruitment of new hires, particularly mid-career executives; and
•	Compensate for benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

In determining total compensation and allocating the elements of total compensation for the NEOs individually and as a group, the MDCC is assisted by (i) certain members of our management, including the CEO, the Chief Administrative Officer, and the Chief People Officer, who make recommendations regarding potential changes to NEO pay (the CEO does not participate in discussions regarding his pay) based on performance, regulatory, competitiveness, and retention considerations; (ii) the Total Rewards staff within our Human Resources Department, which acts as a liaison between the MDCC and its compensation consultant and collects information and prepares materials for the MDCC’s use in compensation decisions; and (iii) a compensation consultant employed by Mercer and retained exclusively by the MDCC to advise the MDCC on all matters related to CEO and other NEO compensation. The Mercer consultant selected by the MDCC does not provide any services to management or other Heinz employees while serving as the MDCC’s consultant. The MDCC evaluates its compensation consultant annually. The MDCC’s consultant attended all of the MDCC meetings in Fiscal Year 2008.

Analysis of Fiscal Year 2008 NEO Pay Changes

When making NEO pay-related decisions, the MDCC primarily considered competitive pay and pay practices for similar positions within the Compensation Peer Group (as described below). The MDCC also reviewed legal and regulatory issues as well as individual and company performance, and other competitive or trend data as provided by its compensation consultant. In Fiscal Year 2008, compensation tally sheets for the NEOs were prepared by our Total Rewards staff and reviewed by the MDCC and the MDCC’s compensation consultant. Information from these tally sheets was considered by the MDCC in making NEO pay-related decisions, as well as guiding the design of cash and non-cash compensation and benefit programs. The MDCC specifically used tally sheets in the following contexts for each NEO:

•	To determine the value of historical compensation paid;

•	To determine the value of stock options, restricted stock units (“RSUs”) and Long Term Performance Program (“LTPP”) units forfeited in the event of a voluntary termination when making decisions regarding grants to encourage retention; and

•	To evaluate the impact of change-in-control triggers, severance arrangements, and retirement programs when determining stock option, RSU, and LTPP unit grants as well as potential payouts from these arrangements and programs under selected performance, employment termination, and change in control scenarios.

After reviewing NEO competitive data and tally sheets, the MDCC determined that the annual compensation opportunity provided to the CEO and the other NEOs was not consistent with the Committee’s expectations and, as such, the Committee decided that the compensation mix (how compensation is allocated) for each of the NEOs needed to be adjusted on a going-forward basis.

With respect to the CEO’s compensation, the Committee noted that the CEO’s base salary was set at $1,050,000 in 2001 and had not been increased since. In addition, both the salary component and the percentage of pay represented by each of the other pay components was also not consistent with the mix of compensation elements provided to the CEOs within our Compensation Peer Group. Based on the CEO’s tally sheet and the advice of the Committee’s compensation consultant, the Committee decided to change the CEO’s compensation as follows:

•	Increase the salary by $100,000 for Fiscal Year 2008;

•	Increase the target annual bonus by 20 percentage points*;

•	Decrease the target annual stock option grant value by 44 percentage points*;

•	Increase the target annual RSU grant value by 44 percentage points*; and

•	Limit the perquisite for personal use of Company aircraft by the CEO to $50,000 per fiscal year.

Regarding compensation of the other four NEOs, the MDCC granted salary increases to three of the other NEOs ranging from 8.6% to 12.5%; one NEO did not receive a change in base salary. All four of these NEOs received the following changes to their mix of long-term incentives:

•	Decrease in the target annual LTPP award of 25 percentage points*;

•	Decrease in the target annual stock option grant value of 5 percentage points*; and

•	Increase in the target annual RSU grant value of 30 percentage points*.

* Target awards are expressed as a percentage of salary.

Compensation Elements

The MDCC believes that paying a mix of elements of compensation best promotes its objectives as described above and, therefore, it annually examines the mix for each of its NEOs. The total compensation program for NEOs consists of the following:

•	Base salary;

•	Annual bonus and long-term cash incentive awards;

•	Long-term incentive compensation, consisting of LTPP units, RSUs and stock options;

•	Benefits and perquisites; and

•	Retirement and other severance-related benefits.

Competitive data from our Compensation Peer Group was used to develop our executive pay guidelines (“Executive Pay Guidelines”), which, in the aggregate for Fiscal Year 2008, approximated the median total compensation of the Compensation Peer Group (adjusted for size and other factors as described below). The Fiscal Year 2008 Executive Pay Guidelines, which are expressed as a percentage of base salary, are shown below and reflect the pay mix changes described above.

Fiscal Year 2008 Executive Pay Guidelines

	Guidelines Expressed as a Percentage of Salary
	Annual			LTPP
	Bonus	RSUs	Stock Options	Units

CEO	220%	120%	200%	275%
Other NEOs	100%	80%	85%	85%

The MDCC may exercise its discretion in making awards outside of these guidelines. For Fiscal Year 2008, the MDCC exercised no discretion in making awards to the NEOs.

For Fiscal Year 2008, the actual total compensation of the NEOs generally was above the median of total compensation paid to executives holding equivalent positions in the Compensation Peer Group because our performance under the annual bonus and LTPP was well above the targets established by the MDCC and the financial objectives communicated to investors as part of our June 1, 2006 Superior Value and Growth Plan. Specifically, the Company’s total shareholder return ranked number one among the TSR Peer Group, defined below over the two-year period of the LTPP (FY07-08). This is in contrast to Fiscal Year 2007, when the actual total compensation of the NEOs generally fell below this median level of total compensation as there was no LTPP performance period that ended in Fiscal Year 2007.

Analytical Tools — Peer Groups

One of the primary objectives of our NEO compensation programs is to provide target compensation at the median of the companies within the Compensation Peer Group. The MDCC believes this practice is appropriate because it is based on an objective analysis of pay data provided by the Committee’s consultant, and because Heinz directly competes with these companies to recruit executive talent. By targeting NEO compensation to the compensation practices and levels of the Compensation Peer Group, we enhance our ability to attract and retain a highly skilled and motivated executive leadership team, which is fundamental to our growth and delivery of value to shareholders.

Heinz uses market comparisons to assess the competitiveness of total compensation for each NEO, as well as all material components of such compensation. Our key data sources include:

•	Annual proxy statements filed by the companies in our Compensation Peer Group;

•	Annual compensation surveys conducted by third party providers that include many of the companies in our Compensation Peer Group; and

•	Information provided to the MDCC by its independent executive compensation consultant.

The compensation components used for comparison purposes include many of those disclosed in the Summary Compensation Table and the Grants of Plan Based Awards table. We compare both the value of such compensation as well as the prevalence of individual components based upon available data. The components of this analysis are:

•	Salary;

•	Annual bonus (both target & actual);

•	Restricted Stock Unit and Stock Option grants (actual); and

•	Long Term Performance Program Awards (both target & actual).

Other factors considered by the MDCC in determining final pay include executive experience and time in position, personal performance, potential future contributions, the Company’s Executive Pay Guidelines, and company performance. The MDCC may exercise its discretion in setting total compensation and individual compensation elements that may vary from the Compensation Peer Group median based upon consideration of these factors.

Specifically, we utilize two peer groups: one for comparison purposes in establishing pay targets and one for measuring financial performance under the LTPP. The purpose and composition of each peer group is as follows:

Compensation Peer Group — In determining compensation changes for Fiscal Year 2008, the MDCC referred primarily to benchmarking data for our NEOs using the following companies that comprised the Compensation Peer Group at the time these decisions were made.

Campbell Soup Company	The Hershey Company	PepsiCo, Inc.
The Clorox Company	Johnson & Johnson, Inc.	The Procter & Gamble Company
The Coca-Cola Company	Kellogg Company	Sara Lee Corporation
Colgate-Palmolive Company	Kimberly-Clark Corporation	William Wrigley Jr. Company
ConAgra Foods, Inc.	Kraft Foods, Inc.
General Mills, Inc.	McCormick & Company, Inc.

The Composition of the Compensation Peer Group is reviewed by the MDCC on an annual basis to ensure that many of its members are sources of talent for the Company and also that the Group includes companies that are of comparable size and composition to Heinz. The Compensation Peer Group consists of most of the companies in the TSR Peer Group (described below), plus an additional seven consumer products companies against which we compete to attract and retain talent. The MDCC believes that the Compensation Peer Group provides robust pay data for the positions held by our NEOs, thereby better reflecting the pay practices of the broader consumer products industry. By using the median of this broader peer group’s aggregate pay elements (adjusted for size and other factors) the MDCC can better target its pay levels for each NEO.

TSR Peer Group for LTPP — This peer group is comprised of the companies in the S&P Packaged Foods Group Index because of its similarities to Heinz; and exclude both Dean Foods Company and Tyson Foods, Inc. given that the majority of their revenue is derived from products and operations not comparable to Heinz (i.e., dairy products and meat processing). The TSR Peer Group includes the following companies, in addition to Heinz:

Campbell Soup Company	The Hershey Company	McCormick & Company, Inc.
ConAgra Foods, Inc.	Kellogg Company	Sara Lee Corporation
General Mills, Inc.	Kraft Foods, Inc.	William Wrigley Jr. Company

The MDCC believes that the performance of the companies that comprise the TSR Peer Group reflects the performance of the packaged foods group industry and, therefore, is the most appropriate peer group against which to measure Heinz’s financial performance. The MDCC reviews the composition of the TSR Peer Group on an on-going basis consistent with the considerations described above. The change in our stock price plus aggregate dividend payments (“Total Shareholder Return” or “TSR”) over a two-year performance period is compared to the TSR of the TSR Peer Group to determine a portion (50% at target) of the payment made to participants in the LTPP as described further under “Long Term Performance Program — Material Factors.”

How Performance is Measured and Rewarded

We measure performance in two ways:

1. Company and/or business unit financial metrics; and

2. Individual performance.

Financial Metrics

The financial metrics, as described further under “Senior Executive Incentive Compensation Plan — Material Factors,” used for all NEO compensation programs are similar to those that the investment community uses to project the future return from a company’s stock:

1. Sales growth;

2. Profitability (both pre- and post-tax);

3. Cash flow generation; and

4. Return on invested capital.

In addition, the creation of shareholder wealth as measured by total shareholder return (stock appreciation plus dividends) is also a financial metric used to compensate our NEOs.

Our NEO compensation programs incorporate these metrics as illustrated in the chart below:

	Salary	Annual	LTPP		Stock
Metric	Increase	Bonus	FY08-09	RSUs	Options
Net Sales	✓	✓

Operating Income	✓	✓

Net Income*	✓	✓

Earnings per Share	✓	✓

Operating Free Cash Flow	✓	✓

Return On Invested Capital	✓		✓

Total Shareholder Return	✓		✓

Stock Price	✓		✓	✓	✓

Cash Dividend Equivalents	✓		✓	✓

Individual Goals	✓	✓	✓

* Funding metric for Senior Executive Incentive Compensation Plan

The specifics regarding how these metrics determine award grants and payouts are described below under “Senior Executive Incentive Compensation Plan — Material Factors.”

Individual Performance

Our Performance Management & Development (“PMD”) process is used by the MDCC to establish individual performance goals for each of the NEOs on an annual basis and then to measure actual results against those goals. At the beginning of the fiscal year, the CEO recommends individual performance goals for himself to the MDCC, which then reviews, refines, and ultimately approves them. At the end of the fiscal year, the CEO reviews his performance and the performance of the other NEOs against their respective individual personal goals with the MDCC. Without any NEOs present, the MDCC assigns a performance rating to each NEO and considers these performance ratings in determining:

•	The annual salary increase;

•	Up to 25% of target payout under the Annual Incentive Plan (“AIP”) objectives described below that are considered under the Senior Executive Incentive Compensation Plan (“SEICP”); and

•	Up to 25% of the size of the target annual grant of RSUs, stock options, and LTPP units.

The specifics regarding how performance ratings influenced award grants and payouts in Fiscal Year 2008 are described in detail under each program’s description.

CASH

Base Salaries

Base salaries are the foundation for all of the compensation programs provided to NEOs as incentive payments, equity grants, and benefits are, in most cases, linked to salary, as set forth in the Executive Pay Guidelines. As salary changes, all of the other elements also change proportionately and the overall compensation mix remains the same. This mechanism allows us to maintain target compensation at the median of the Compensation Peer Group, while also retaining the MDCC’s desired mix of compensation elements for each NEO. Salaries of the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary changes typically take effect in either May or July of each year. In addition to the metrics identified in the table above, salary increases are based on an evaluation of the individual’s most recent performance rating, level of pay compared to benchmarking data from the Compensation Peer Group, and difficulty of replacement.

Annual Cash Incentive Awards

NEOs are eligible to earn annual cash awards under the SEICP from a pool of funds created from 1.5% of our net income and with reference to the same standards for bonuses paid under the AIP. The SEICP is intended to reward NEOs for achieving targeted levels of performance by providing annual awards which, when added to base salary, produce total cash compensation at approximately the 50th percentile of cash compensation of the Compensation Peer Group. The upside and downside variation around the target award opportunity facilitates the objective of varying annual cash compensation to reflect our operating performance and the contribution of each NEO. The Fiscal Year 2008 target awards and payments are described below under “Senior Executive Incentive Compensation Plan — Material Factors.”

LONG-TERM INCENTIVE COMPENSATION

Overview

Our Long-Term Incentive (“LTI”) Compensation Program provides awards of RSUs, stock options, and LTPP units. This program is primarily designed to reward outstanding long-term financial performance and the creation of shareholder value while also helping us to attract and retain key executives. In addition, the use of RSUs and stock options promotes stock ownership for NEOs.

The MDCC annually reviews the competitiveness of our LTI awards both in target value and mix between the various elements of LTI, based on data from the Compensation Peer Group and advice from the MDCC’s compensation consultant. The MDCC also annually examines the PMD rating, tally sheet analysis, and the compensation earned by each NEO under prior LTI awards to better determine the size of new grants necessary to achieve the stated compensation objectives.

The NEOs do not influence the size or timing of their individual annual LTI awards, which are generally awarded at the same time each year as part of a formal annual grant process administered by the MDCC. However, the CEO may recommend to the MDCC an adjustment to the size of each LTI award as would be determined by the Executive Pay Guidelines for an individual executive (other than the CEO) based on considerations such as performance, retention, long-term potential, and the NEO’s PMD rating. These adjustments can range from an increase of 25% to a decrease of 100% in the target award for each NEO. The MDCC approves all LTI awards granted to NEOs and has the discretion to make adjustments to the established target award opportunities for each LTI program, which may be above or below the target guideline based on the factors discussed above. For Fiscal Year 2008, no adjustments were made by the MDCC to the annual LTI awards for our NEOs.

The timing of LTI awards is based on the following:

Timing of Grants by LTI Program(1)

	RSUs	Stock Options	LTPP

Annual Grant	Late August or Early September(2)	Late August or Early September(2)	June/July
New Hires	The 1st day of the month that Heinz stock trades on the NYSE on or following 1st day at workplace.		1st day at workplace
Promotions	The 1st day of the month that Heinz stock trades on the NYSE on or following the effective date of promotion.		1st day at workplace

(1)	No grants will be made until at least two business days following the release of material non-public information.

(2)	Granted two business days following the public release of the first quarter financial results.

Restricted Stock Units

Each year the MDCC determines the number of RSUs to be granted to participants and the vesting and forfeiture provisions. Target RSU awards for NEOs are based on the established Executive Pay Guidelines. Generally, the MDCC grants RSUs that vest 25% per year. However, the MDCC has occasionally varied the vesting schedule to address circumstances where the awards were intended to facilitate greater retention of key employees or to recognize exceptional performance. These awards have contained provisions including either accelerated vesting in the case of special performance awards, such as vesting one-third after the first two years and then one-third in years three and four with forfeiture of all unvested units upon termination; or full vesting on the third or fifth year anniversary of the grant without the possibility of earlier vesting in the case of special retention awards. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting. The MDCC requires all NEOs to automatically defer any distribution of common stock from RSUs that vest while the executive is a reporting person under Section 16 of the Securities Exchange Act of 1934 until retirement or termination of employment and for an additional six months if the NEO is affected by Internal Revenue Code Section 409A.

Stock Options

Each year, the MDCC determines the number of non-qualified stock options to be granted to each NEO and the vesting and forfeiture provisions. Target stock option awards for NEOs are based on the established Executive Pay Guidelines. All options are granted at an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. Accordingly, the stock options will have value only if the market price of our common stock increases after the grant date. The approach to vesting and expiration is influenced by considerations such as competitiveness, retention impact, and cost. The MDCC generally grants stock options that vest 25% per year on each of the first four anniversaries of the grant date. The MDCC has occasionally granted awards that vest on a different schedule where the awards are intended to recognize new hires or promotions; facilitate greater retention of key employees; or to recognize the exceptional performance of certain individuals. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

LTPPs

Each year, the MDCC approves annual LTPP unit grants providing for cash awards based on financial measures over a two-year period, following the review of our prior year performance and business plans for future years. Target LTPP awards for NEOs are based on the established Executive Pay Guidelines. In Fiscal Year 2008, the MDCC made no adjustments to the established target LTPP awards granted to the NEOs for the Fiscal Years 2008-2009 performance period. Our two LTPPs are described below under “Long Term Performance Programs — Material Factors.”

Change in Control

The MDCC believes that a competitive change in control agreement for NEOs is necessary to retain senior leadership and maintain management’s objectivity should we become engaged in a change in control situation.

The compensation tally sheets indicated that retirement-eligible NEOs would forfeit few, if any, LTI awards (i.e., RSUs, stock options or LTPP units) upon retirement. As such, there was very little financial incentive for retirement-eligible NEOs to remain with the Company in the midst of a change in control. In addition, and particularly for NEOs who are not retirement eligible, the MDCC concluded that we did not have a strong deterrent to other companies seeking to hire the NEOs during a change in control transition. Based on this analysis, the MDCC affirmed its view that in the event of a change in control, our double trigger severance protection agreement for the CEO and the other NEOs would be necessary to retain their leadership during the change in control transition.

In order to receive the benefit from the severance protection agreement, there must be two triggering events, a change in control and a qualifying termination of employment within 24 months, as described further below under “Severance Protection Agreements”.

Stock Ownership Guidelines

On May 8, 2007, the MDCC reviewed the stock ownership requirements for NEOs in the Compensation Peer Group and, based on this analysis and the advice of the MDCC’s compensation consultant, adopted new stock ownership guidelines for approximately 100 executives (the “Stock Ownership Guidelines”). The purpose of these new guidelines is to further encourage share ownership by senior management and to maintain focus on building shareholder value. These new guidelines are expressed as a multiple of salary, which varies by executive level, and, for non-U.S. executives, they reduce the impact of currency fluctuations relative to the U.S. dollar for non-U.S. executives as the ownership requirements are now stated in local currency. The MDCC monitors compliance with the Stock Ownership Guidelines and reviews compliance on an annual basis. For purposes of determining ownership, the MDCC includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested RSUs, and shares held in the employee stock purchase plan or 401(k) plan. The Stock Ownership Guidelines are as follows:

Minimum Ownership
Officer	Requirement (multiple of current salary)

Chairman, President & CEO	6x
Executive Vice Presidents	4x

Until ownership guidelines are met, executives must retain at least 75% of the after-tax gain on shares acquired through the exercise of options and hold 75% of shares received on the vesting of RSUs on an after-tax basis. Additionally, any LTPP-eligible executives who have not met their ownership guidelines will receive 50% of the payment of their after-tax LTPP awards in cash and 50% in restricted stock. The MDCC also has the discretion to reduce or eliminate future LTI awards for executives who do not achieve their minimum ownership requirement within five years or do not retain the specified after-tax gain on Heinz shares acquired through exercises of stock options or vesting of RSUs. All of the NEOs have met or exceeded their minimum ownership requirement for Fiscal Year 2008.

Tax Deductibility of Pay

Section 162(m) of the Code imposes a limit of $1,000,000 on the amount of non-performance-based compensation that Heinz may deduct in any one year with respect to its CEO and each of its other four most highly-paid executive officers. Mr. Johnson’s 2008 Fiscal Year salary of $1,150,000 is the only salary that is above the $1,000,000 threshold, and as such, $150,000 of his salary and the value of his perquisites as determined under the Code are not deductible by us. We require the automatic deferral of each NEO’s vested RSUs until after termination of employment because our RSUs are not considered performance-based under Section 162(m) of the Code. Without this automatic deferral, the value of the RSUs, upon vesting, when aggregated with other non-deductible compensation that exceeds $1,000,000, would not be deductible by us. All annual incentives and long-term incentive amounts, other than RSUs, are designed to be deductible when they are paid to the NEOs because they meet the definition of qualified performance-based compensation under Section 162(m).

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the MDCC has not adopted a policy requiring all compensation to be deductible. However, the MDCC considers the impact of this Code provision when making pay changes to each NEO, and its normal practice is to take such action as is necessary to preserve our tax deduction to the extent consistent with our compensation policies. However, the MDCC reserves the right to forego any or all of the tax deduction if it believes it to be in the best long-term interests of the Company’s shareholders.

Fiscal Year 2009 Executive Compensation Related Actions

In November of 2007, the MDCC changed the composition of the Compensation Peer Group, as recommended by the MDCC’s compensation consultant, by removing Johnson & Johnson and McCormick & Company, Inc. and adding Anheuser-Busch Companies, Inc, which resulted in the following Compensation Peer Group:

Anheuser-Busch Companies, Inc.	ConAgra Foods, Inc.	Kraft Foods, Inc.
Campbell Soup Company	General Mills, Inc.	PepsiCo, Inc.
The Clorox Company	The Hershey Company	The Procter & Gamble Company
The Coca-Cola Company	Kellogg Company	Sara Lee Corporation
Colgate-Palmolive Company	Kimberly-Clark Corporation	William Wrigley Jr. Company

The Compensation Peer Group approved by the MDCC at its November meeting will be used to establish NEO compensation for Fiscal Year 2009.

On January 31, 2008, we entered into agreements with Jeffrey P. Berger regarding his employment and retirement from the Company, as well as his subsequent consulting for the Company, which are described under “Berger Agreements.”

Summary Compensation Table (Fiscal Year 2008)

						Non-
						Equity
						Incentive
						Plan		Change in
						Compensation		Pension
						($) (g)		Value and
						Annual	Long Term	Nonqualified
						Incentive	Performance	Deferred
Name and				Stock	Option	Plan	Program	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Awards	Awards	Earnings	Compensation	Total
(a)	(b)	($) (c)	(d)	(1) ($) (e)	(2) ($) (f)	(3) ($)	(4) ($)	(5) ($) (h)	(6), (7) ($) (i)	($) (j)

William R. Johnson	2008	1,141,154	—	1,559,822	2,361,689	4,700,000	4,285,440	7,720,342	924,306	22,692,753
Chairman, President &	2007	1,050,000	—	2,071,339	4,043,396	3,150,000	—	3,991,354	684,427	14,990,516
Chief Executive Officer
Arthur B. Winkleblack	2008	590,423	—	1,040,545	506,327	1,071,000	893,693	170,581	260,334	4,532,904
Executive Vice President &	2007	542,500	—	308,308	540,645	732,400	—	69,354	173,621	2,366,828
Chief Financial Officer
David C. Moran	2008	615,231	—	1,447,879	381,542	1,038,500	902,286	278,011	223,983	4,887,432
Executive Vice President	2007	546,875	—	290,805	313,576	783,700	—	186,099	177,218	2,298,273
and President and Chief Executive Officer of Heinz North America
Jeffrey P. Berger	2008	536,590	—	589,049	690,626	865,200	885,100	726,954	273,374	4,566,893
Executive Vice President and Chairman Global Foodservice(8)	2007	538,125	—	423,447	693,866	637,700	—	264,502	228,715	2,786,355
C.S. O’Hara	2008	565,615	—	1,324,274	247,030	967,575	859,320	110,398	139,169	4,213,381
Executive Vice President and President and Chief Executive Officer of Heinz Europe

(1)	The value of the stock awards equals the accounting charge for compensation expense incurred by us in FY08 for RSU awards granted in FY03-FY08. For a discussion of the assumptions made in the valuation of the RSU awards in this column (e), please refer to Footnote 1 to the financial statements included as part of our Annual Reports on Form 10-K for the fiscal years ended April 30, 2003, April 28, 2004, April 27, 2005, and May 3, 2006, and Footnote 10 to the financial statements included as part of our Annual Reports on Form 10-K for the fiscal years ended May 2, 2007 and April 30, 2008.

(2)	The value of the stock option awards equals the accounting charge for compensation expense incurred by us in FY08 for stock option awards granted in FY04-FY08. For a discussion of the assumptions made in the valuation of the stock option awards in this column (f), please refer to Footnote 1 to the financial statements included as part of our Annual Reports on Form 10-K for the fiscal years ended April 28, 2004, April 27, 2005, and May 3, 2006, and Footnote 10 to the financial statements included as part of our Annual Reports on Form 10-K for the fiscal years ended May 2, 2007 and April 30, 2008; however, for purposes of the Summary Compensation Table, the estimate of forfeitures related to service-based vesting conditions was removed from the amount recognized in the financial statements.

(3)	All amounts reported in this column are payments made pursuant to the Senior Executive Incentive Compensation Plan as described in the narrative below.

(4)	All amounts reported in this column are payments made pursuant to the Long Term Performance Program (FY07-08) as described in the narrative below.

(5)	Includes for FY08 for Messrs. Johnson, Winkleblack, Moran, Berger, and O’Hara, respectively, the following amounts: (i) the annual pension accrual cost for each executive, which is the difference between the accrued lump sum values for pension accruals as of May 1, 2007 and May 1, 2008; $7,686,791, $170,581, $278,011, $710,178, and $110,398; and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation at a rate above 120% of the applicable federal long-term rate: $33,551, $0, $0, $16,776 and $0. The majority of Mr. Johnson’s annual pension accrual cost, $4,736,285 represents the change in Mr. Johnson’s Supplemental Executive Retirement Plan (“SERP”) benefit resulting from a SERP enhancement granted on May 6, 2002 (see the Pension Benefits table and narrative for more details). This enhancement was designed to deliver an overall retirement package of 60% of final average earnings at age 60, which was in line with the practices of our Compensation Peer Group at the time it was granted. The value of this enhancement is being recognized over seven years, at which time Mr. Johnson will have reached age 60.

(6)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the year. If the total amount is $10,000 or more, each perquisite must be identified by type, and if the amount of any perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be quantified and disclosed. Perquisites and other personal benefits provided to NEOs include financial counseling, allowance for an automobile, parking, club dues, health exam, and executive group umbrella liability insurance. We permit limited use of our corporate aircraft by the NEOs and their families, and the aggregate incremental cost of such personal use, if any, is included in this column (i). Aggregate incremental cost includes the following trip specific costs: fuel, travel expenses of the crew, hangar costs, flight-specific insurance, landing fees, airport taxes and fees, customs fees, in-flight food, passenger ground transportation, flight planning, and weather contract services. In June 2007, the Company imposed a limit of $50,000 per fiscal year on the perquisite of personal use of our corporate aircraft by Mr. Johnson, and in October 2007, we entered into a Time Sharing Agreement with Mr. Johnson to permit him to reimburse us for his personal use of our corporate aircraft. Mr. Johnson incurred $50,000 for personal use of the airplane in FY08. We provide drivers for occasional business and personal use by the NEOs, and the aggregate incremental cost related to such personal use, if any, is included in this column (i). The aggregate incremental cost consists of driver overtime and meals, and mileage for the car at the Internal Revenue Service’s published rates.

(7)	In addition to the perquisites described in footnote 6 above, this column includes for FY08 for Messrs. Johnson, Winkleblack, Moran, Berger, and O’Hara, respectively, the following: (i) amounts contributed by us under our Employee Retirement and Savings Plan and Employee Retirement and Savings Excess Plan, $686,629, $204,969, $181,875, $197,785, and $99,720; and (ii) amounts paid by us to executives for payment of premiums allocable to executive life insurance provided by us, $112,139, $13,090, $4,071, $33,164, and $6,039. The amounts in column (i) do not include any value attributable to the Executive Estate Life Insurance Program (see the description in “Executive Estate Life Insurance Program” below).

(8)	Mr. Berger retired on May 1, 2008.

The narrative provides additional information about the various compensation plans, programs, and policies reflected in the Summary Compensation Table.

Berger Agreements

On January 31, 2008, we entered into a Retirement and Consulting Agreement (the “Consulting Agreement”) and a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) (collectively, the “Agreements”) with Jeffrey P. Berger, who retired from the Company as Executive Vice President and Chairman-Global Foodservice on May 1, 2008. The consulting period under the Consulting Agreement expires on April 28, 2010, and the Non-Competition Agreement is effective during the consulting period and for two years thereafter.

Under the Agreements, Mr. Berger continued as an employee performing his duties as Executive Vice President and Chairman — Global Foodservice until May 1, 2008. Since then, he has been providing consulting services with respect to our Foodservice business and receives an annual consulting fee of $500,000 payable monthly in arrears.

Under the Noncompetition Agreement, Mr. Berger has agreed not to compete against us anywhere in the world for the period specified above. Mr. Berger has also agreed to confidentiality, non-solicitation, and related covenants for the same period.

As additional consideration for the foregoing services and the non-competition and other covenants, and subject to Mr. Berger’s compliance with the Agreements, we will grant to Mr. Berger 60,000 RSUs on or about September 2008, at the closing price of Heinz Common Stock on the New York Stock Exchange on the date of grant. Fifty percent (50%) of the RSUs, or 30,000 RSUs, will vest in 25% annual installments commencing on the first anniversary of the date of the grant. Mr. Berger will forfeit these RSUs prior to vesting if he materially breaches the non-competition, nonsolicitation, or other provisions of the Agreements. The remaining 50%, or 30,000 RSUs, will vest on the fourth anniversary of the grant provided Mr. Berger has achieved certain performance criteria regarding customer relations and has complied with the terms of the Agreements. Mr. Berger will forfeit these RSUs prior to vesting if he materially breaches the Consulting Agreement, including Mr. Berger’s failure to achieve the required performance criteria, in the event of a material breach of the noncompetition, nonsolicitation or other provisions of the Non-Competition Agreement or if Mr. Berger voluntarily terminates the Consulting Agreement.

Executive Estate Life Insurance Program

In December 2001, we adopted an executive estate life insurance program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for a loan from us equal to 150% of the amount relinquished (“EELIP Loans”). The proceeds of each EELIP Loan were used to fund a life insurance policy purchased by the executive’s family trust. Each of the EELIP Loans was subject to vesting, and we will automatically be repaid the amount of the then outstanding principal and interest of the applicable EELIP Loan from the proceeds of the policy after the participant’s and/or participant’s spouse death, as applicable. Two NEOs, Messrs. Johnson and Berger, have outstanding EELIP Loans to us that fully vested on or before September 2003. These EELIP Loans accrue interest at the annual rate of 4.99% and 4.6%, respectively. As of April 30, 2008, the total amounts due to us plus the accrued interest under each of the EELIP Loans were $6,656,228 and $581,760 for Messrs. Johnson and Berger, respectively. The EELIP Loans to Messrs. Johnson and Berger are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.

Senior Executive Incentive Compensation Plan — Material Factors

The SEICP provides an annual cash incentive pool of 1.5% of our net income (the “Incentive Pool”) for the NEOs. The maximum award for any one participant cannot exceed 40% of the Incentive Pool, with the total allocation to all NEOs limited to no greater than 100% of the Incentive Pool.

In Fiscal Year 2008, NEOs were eligible to earn annual cash awards under our SEICP with reference to the metrics established for the AIP in the following manner:

•	The maximum award amount for each NEO was determined as described above;

•	The bonus that would have been payable to each NEO under the AIP was determined with reference to the achievement of established metrics and other goals under the AIP, as may be rounded by the MDCC (“AIP Bonus”); and

•	The MDCC can make discretionary adjustments downward from the SEICP maximum award to the AIP Bonus while maintaining the deductibility of these adjustments under Section 162(m) of the Code, provided the payment does not exceed the allowable Incentive Pool maximum.

AIP metrics are comprised of Company-wide financial metrics, business unit financial metrics, and personal goals. The Company-wide metrics for financial performance for the Fiscal Year 2008 AIP were:

1.	Earnings per Share (“EPS”)
EPS = net income / average fully-diluted shares outstanding

2.	Operating Free Cash Flow (“OFCF”)
OFCF = cash flow from operating activities − capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Net Sales Value (“NSV”)
NSV = gross sales − deals and allowances

The Business Unit (“BU”) specific metrics for financial performance were:

1.	Business Unit Operating Income (“BU OI”)
BU OI = gross sales − operating costs

2.	Business Unit Operating Free Cash Flow (“BU OFCF”)
BU OFCF = cash flow from operating activities − (intercompany royalties and dividend income + intercompany receivables/payables) − capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Business Unit Net Sales Value (“BU NSV”)
BU NSV = gross sales − deals and allowances

The individual personal goals for Fiscal Year 2008 for Mr. Johnson included achieving specific milestones against our leadership succession plan and guiding our Global Task Forces on Health & Wellness and Supply Chain against specific goals. The individual personal goals for Fiscal Year 2008 for the other NEOs included financial metrics that were specific to their businesses, goals related to the Global Taskforces, and personnel development such as talent development, increasing diversity in executive positions, and skill upgrades.

For Fiscal Year 2008, the specific targets and weightings for the NEOs were:

				Minimum to
				Maximum
				Metric
				Performance
Name	Weighting	Financial Metrics	Target	Range

W.R. Johnson	75%	EPS	$2.54	90	%(1)	110%
		OFCF	$825 million	80	%(1)	115%
		NSV	$9,252 million	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%
A.B. Winkleblack	75%	EPS	$2.54	90	%(1)	110%
		OFCF	$825 million	80	%(1)	115%
		NSV	$9,252 million	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%
J.P. Berger	75%	EPS	$2.54	90	%(1)	110%
		OFCF	$825 million	80	%(1)	115%
		NSV	$9,252 million	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%
D.C. Moran &	56.25%	EPS	$2.54	90	%(1)	110%
C.S. O’Hara		OFCF	$825 million	80	%(1)	115%
		NSV	$9,252 million	97%		102%
	18.75%	BU OI	Varies by BU	80	%(1)	110%
		BU OFCF	Varies by BU	80	%(1)	115%
		BU NSV	Varies by BU	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%

(1)	Minimum performance required to earn a payment under the AIP’s financial metrics.

The MDCC assessed the Company’s performance in Fiscal Year 2008 and the NEOs’ achievement of individual personal goals in determining annual incentive bonuses. The Company achieved 103.5% of the EPS target, 108.5% of the OFCF target, and 103.5% of the NSV target. The business units achieved between 93.2% – 97.9% of their respective OI targets, between 95.9% – 99.4% of their respective OFCF targets, and achieved between 101.6% – 102.6% of their NSV targets. In addition, the MDCC determined that each NEO achieved or exceeded his personal goals. In light of these results, the MDCC approved annual incentive bonuses in amounts greater than the target award, but well below the maximum amounts payable to each NEO under the Incentive Pool. The MDCC utilized less than 69% of the available Incentive Pool. The bonuses were paid in cash to each NEO after the end of Fiscal Year 2008, unless an NEO had previously elected to defer such amount into the Executive Deferred Compensation Plan.

LTTP (Fiscal Year 2007- Fiscal Year 2008)

This LTPP was fully funded because our earnings per share (“EPS”) for the two-year period ended April 30, 2008 was $5.01, exceeding the target of $4.26. Our performance under the two

LTPP metrics of total shareholder return (“TSR”) and after-tax return on invested capital (“ROIC”) resulted in a total payment of 148.8% of the target award. Specifically, the Company’s TSR ranked first within the ten-company TSR Peer Group over the two-year period, which resulted in the maximum payment of 100% of the target award opportunity. The Company’s ROIC was 15.65%, which resulted in a payment of 48.8% of the target award opportunity. The MDCC did not exercise any discretion in determining the LTPP goals or payments.

Grants of Plan-Based Awards (Fiscal Year 2008)

								All Other
							All Other	Option
							Stock Awards:	Awards:
							Number of	Number	Exercise or	Grant Date
				Estimated Future Payouts			Shares of	of Securities	Base Price	Fair Value
				Under Non-Equity			Stock or	Underlying	of Option	of Stock
	Award	Action	Grant	Incentive Plan Awards			Units	Options	Awards	and Option
Name	Type	Date	Date	Minimum	Target	Maximum	(#)	(#)	($/Sh)	Awards

W.R. Johnson	SEICP(1)	May 8, 2007		$0	$2,530,000	$5,070,000
	FY08-09 LTPP	June 12, 2007	June 12, 2007	$0	$3,162,500	$6,325,000
	Options(2)	August 14, 2007	August 27, 2007					368,000	$45.54	$2,300,000
	RSUs(2)	August 14, 2007	August 27, 2007				30,303			$1,379,999
A.B. Winkleblack	SEICP(3)	May 8, 2007		$0	$595,000	$1,901,250
	FY08-09 LTPP	June 12, 2007	June 12, 2007	$0	$505,750	$1,011,500
	Options(2)	August 14, 2007	August 27, 2007					80,920	$45.54	$505,750
	RSUs(4)	March 14, 2007	May 3, 2007				50,000			$2,319,000
D.C. Moran	SEICP(3)	May 8, 2007		$0	$620,000	$1,901,250
	FY08-09 LTPP	June 12, 2007	June 12, 2007	$0	$527,000	$1,054,000
	Options(2)	August 14, 2007	August 27, 2007					84,320	$45.54	$527,000
	RSUs(4)	March 14, 2007	May 3, 2007				75,000			$3,478,500
J.P. Berger	SEICP(3)	May 8, 2007		$0	$540,750	$1,901,250
	FY08-09 LTPP	June 12, 2007	June 12, 2007	$0	$459,638	$919,276
	Options(2)	August 14, 2007	August 27, 2007					73,542	$45.54	$459,638
	RSUs(2)	August 14, 2007	August 27, 2007				9,499			$432,584
C.S. O’Hara	SEICP(3)	May 8, 2007		$0	$570,000	$1,901,250
	FY08-09 LTPP	June 12, 2007	June 12, 2007	$0	$484,500	$969,000
	Options(2)	August 14, 2007	August 27, 2007					77,520	$45.54	$484,500
	RSUs(4)	March 14, 2007	May 3, 2007				75,000			$3,478,500

(1)	Mr. Johnson’s target amount reflects the metrics under the AIP. The minimum amount reflects the minimum payment under the SEICP. The maximum amount reflects Mr. Johnson’s maximum payment under the SEICP, 40% of the Incentive Pool, even if the AIP metrics would have resulted in a higher payment.

(2)	The MDCC met on August 14, 2007, a previously scheduled meeting date, and approved the FY08 equity awards consisting of RSUs and stock options that were to be granted on August 27, 2007, reflecting the Company’s closing stock price as of the grant date ($45.54). August 14th fell within the blackout period surrounding the first quarter of FY08 earnings release, so the grants were awarded on August 27th, more than 24 hours after the earnings release, thus giving the market time to absorb the earnings information.

(3)	The minimum amounts reflect the minimum payment under the SEICP. The target amounts reflect the metrics under the AIP. The maximum amounts reflect the maximum payment that can be made to each of these NEOs under the SEICP, 15% of the Incentive Pool, even if the AIP metrics would have resulted in a higher payment.

(4)	The Board of Directors met on March 14, 2007, and approved RSU retention awards to Messrs. Winkleblack, Moran, and O’Hara that were to be granted on May 3, 2007, reflecting the Company’s closing stock price as of the grant date ($46.38). These retention awards were granted on May 3rd because it was the first day of FY08.

The following tables and narrative provide additional information about the various compensation plans, programs, and policies reflected in the Grants of Plan-Based Awards table.

RSUs—Material Factors

Annual Awards.  The MDCC granted annual RSU awards to Messrs. Johnson and Berger at target award values determined in accordance with the Executive Pay Guidelines described in the Compensation Discussion and Analysis. The actual number of RSUs granted was determined by dividing the target award value by the closing price of our stock on the NYSE on the date of the grant rounded down to the nearest whole share. Mr. Johnson’s RSUs will vest 50% on the one-year anniversary of the date of the grant, and 50% on June 1, 2009. In the event Mr. Johnson retires prior to June 1, 2009, he will forfeit all unvested RSUs awarded in Fiscal Year 2008. In the event of Mr. Johnson’s death, disability, or termination without cause, all unvested RSUs will vest on the last business day of the month of the one-year anniversary of the date of termination of employment, and for all other terminations, unvested RSUs will be forfeited. The vesting term for Mr. Berger’s RSUs was 25% per year, but due to Mr. Berger’s retirement, all unvested RSUs will vest on May 29, 2009.

Retention Awards.  The RSU grants to Messrs. Winkleblack, Moran, and O’Hara included both an annual grant amount, with the target award value determined in accordance with the Executive Pay Guidelines, and an incremental retention award, determined after an analysis of compensation data from proxy statements and surveys of our Compensation Peer Group, and both will vest 100% on the third anniversary of the grant date. In the event of any termination of employment prior to May 3, 2010, all RSUs granted in Fiscal Year 2008 to Messrs. Winkleblack, Moran, and O’Hara will be forfeited.

The NEOs receive cash dividend equivalents on RSUs during the restricted period at the same rate as shareholders receive on our common stock. Only the portion of the RSU grants that is attributable to the annual award is included as compensation for the year of the grant for purposes of calculating benefits pursuant to the H. J. Heinz Company Supplemental Executive Retirement Plan and the H. J. Heinz Company Employees Retirement and Savings Plan.

Each NEO has agreed to non-solicitation and confidentiality covenants pursuant to their RSU award agreements. The NEO agrees, during the term of employment and for 12 months after termination of employment, not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agrees, during the term of employment and for 12 months after termination of employment, not to use or disclose the Company’s confidential information for purposes other than the furtherance of our business purposes. The NEO consents to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the immediate forfeiture of the NEO’s unvested RSUs.

Stock Options—Material Factors

The MDCC granted annual stock option awards to the NEOs with the target award value determined in accordance with the Executive Pay Guidelines. The actual number of options granted was determined by dividing the target award value by the value of a Company stock option computed using the Black-Scholes pricing model for the date of grant, rounded down to the nearest whole share. Stock options granted to Messrs. Winkleblack, Moran, Berger, and O’Hara vest 25% per year. Stock options granted to Mr. Johnson vest 50% on the one-year anniversary of the date of the grant, and 50% on June 1, 2009.

Each NEO undertakes several covenants upon signing a stock option award agreement, including non-solicitation and confidentiality covenants as described under “RSUs—Material

Factors” above. The NEO consents to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants.

In addition, each NEO promises not to compete against us for eighteen months following the date of termination. If the NEO violates this non-compete covenant, the NEO must immediately return to us the pre-tax income resulting from any exercise of the options or any portion thereof, unless such exercise occurred more than twelve months prior to the date of the termination of the NEO’s employment, and also forfeit any unexercised portion of the options.

In the event of retirement, the stock options granted to Messrs. Winkleblack, Moran, Berger, and O’Hara will expire on the earlier of five years after retirement or the original expiration date. In the event Mr. Johnson retires prior to June 1, 2009, all unvested options will expire on the date of retirement. In the event of a termination without cause, or by the NEO for good reason (as defined in the Second Amended and Restated Fiscal Year 2003 Stock Incentive Plan (the “2003 Plan”)) all unvested options will continue to vest according to the award agreement and expire on the earlier of the original expiration date or five years after the date of termination. If an NEO dies while an employee or within five years after retirement, the stock options will all vest upon death and then expire one year after death. In the event of disability while employed, the stock options will vest upon the disability and then expire one year after the disability. For all other terminations, unvested stock options will be forfeited.

Long Term Performance Program—Material Factors

The LTPP (Fiscal Years 2008-2009) will be funded in an amount equal to two times the target award values for all participants (the “LTPP Pool”) based on the achievement of a two-year cumulative EPS value. The two-year EPS value for the Fiscal Years 2008-2009 performance period is equal to $4.76 or two times the EPS achieved in the year prior to the commencement of the performance period. If the two-year EPS value is not achieved, then the LTPP will not be funded, and no LTPP award will be paid. If the EPS value is achieved, the LTPP will be funded and the actual award payment will be determined based on the established financial metrics. If the actual awards, calculated based on the financial metrics, are in an amount less than the LTPP Pool, then the MDCC may make adjustments up or down, but in the case of an upward adjustment, the payment may in no case exceed the LTPP Pool.

There are two independently measured and equally weighted financial metrics:

After-Tax Return on Invested Capital (“ROIC”)—Fifty percent (50%) of the target award opportunity will be determined by our performance against a two-year ROIC metric established by the MDCC.

•	After-tax ROIC for Fiscal Years 2008-2009 will be calculated as follows:

•	ROIC = Annual After-Tax Operating Profit /Annual Average Invested Capital
•	Annual After-Tax Operating Profit = (operating income − other expenses, net) x (1 − effective tax rate)
•	Annual Average Invested Capital = 5 quarter average net debt + total shareholder’s equity

•	After-tax ROIC for FY08-09 = (FY08 ROIC + FY09 ROIC) /2

The percentage of the target LTPP award that can be earned for the Fiscal Years 2008-2009 performance period based on ROIC is summarized in the following chart:

			Percent of Target
	2-Year	% of	Award
	Average	Target	Opportunity
Performance	ROIC	Achieved	Earned(1)

Maximum	19.38%	120%	100%
Target	16.15%	100%	50%
Threshold	12.92%	80%	12.5%
Below Threshold	<12.92%	<80%	0%

(1) Represents one-half of the target award opportunity.

If the Board approves an acquisition or divestiture during a performance period, it may consider an adjustment to the ROIC targets based on the impact the transaction will have on ROIC. In addition, Annual After-Tax Operating Profit and Annual Average Invested Capital may be adjusted to eliminate the after-tax effects of any charges that may be excluded when determining performance against the financial measures under the plan.

Relative Total Shareholder Return (“TSR”)—Fifty percent (50%) of the target award opportunity will be determined by our two-year TSR growth rate (the “TSR Value”) compared to the two-year TSR growth rates of the other companies in the TSR Peer Group, previously described in the Compensation Discussion and Analysis.

•	TSR Value for Fiscal Years 2008-2009 will be calculated as follows:

•	Performance Period—Commenced the first day of Heinz’s Fiscal Year 2008 (May 3, 2007) and ends two years later on the last day of Heinz’s Fiscal Year 2009 (April 29, 2009).

•	Starting Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to the first day of the performance period.

•	Ending Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to and including the last day of the performance period plus all dividends paid over the performance period.

•	TSR Value—Growth rate between starting value and ending value.

The percentage of the target LTPP award that can be earned for the Fiscal Years 2008-2009 performance period is based on our percentile ranking within the TSR Peer Group as shown in the following chart:

Heinz TSR	Rank	Percent of
Percentile	Using TSR	Target Award
Ranking	Peer Group	Opportunity Earned(1)

90%-100%	1	100.0%
80%-89.99%	2	87.5%
70%-79.99%	3	75.0%
60%-69.99%	4	62.5%
50%-59.99%	5	50.0%
40%-49.99%	6	37.5%
30%-39.99%	7	25.0%
20%-29.99%	8	12.5%
Less than 20%	9-10	0.0%

(1)	Represents one-half of the target opportunity.

The total LTPP payout for the Fiscal Year 2008-2009 performance period will be determined by adding the percentage of target award earned for each metric and multiplying this amount by the target award granted to each participant at the beginning of the performance period or during the performance period in the case of new hires and promotions. In the event of a qualifying termination (retirement, death, disability or termination without cause) during the first year of the performance period, the award will be pro-rated and paid at the end of the performance period based on the actual results achieved. If this qualifying termination occurs during the second year of the performance period, the full award will be paid (without pro-rating) at the end of the performance period based on the actual results achieved. This approach to vesting recognizes the contributions of the individual to the two-year performance results. For all other terminations, all unpaid LTPP awards will be forfeited.

In partial consideration of the LTPP award, each NEO agrees to a non-solicitation covenant during the term of the NEO’s employment and for 12 months following termination. In addition, each NEO agrees to a non-disclosure covenant with respect to confidential information and the issuance of an injunction with respect to any conduct in violation of these covenants.

The following table sets forth the Outstanding Equity Awards, including awards of stock options and RSUs, of the NEOs as of the end of Fiscal Year 2008:

Outstanding Equity Awards at Fiscal Year-End (Fiscal Year 2008)

	Option Awards
				Equity Incentive Plan
	Number of Securities			Awards: Number of
	Underlying			Securities Underlying
	Unexercised Options			Unexercised	Option Exercise
	(#)			Unearned Options	Price	Option
Name	Exercisable	Unexercisable		(#)	($)	Expiration Date

W.R. Johnson	388,483	—			$44.77	April 21, 2009
	554,976	—			$33.39	September 12, 2010
	554,976	—			$38.99	September 20, 2011
	388,483	—			$32.06	September 12, 2012
	400,000	—			$34.00	September 12, 2013
	220,772	73,591	(1)		$37.06	May 19, 2014
	178,307	178,308	(2)		$37.18	May 17, 2012
	80,830	242,494	(3)		$41.92	September 1, 2013
	—	368,000	(4)		$45.54	August 27, 2014
A.B. Winkleblack	110,995	—			$36.18	January 7, 2012
	58,272	—			$32.06	September 12, 2012
	155,238	—			$34.00	September 12, 2013
	38,250	12,750	(1)		$37.06	May 19, 2014
	36,345	36,345	(2)		$37.18	May 17, 2012
	15,530	46,593	(3)		$41.92	September 1, 2013
	—	80,920	(5)		$45.54	August 27, 2014

	Option Awards
				Equity Incentive Plan
	Number of Securities			Awards: Number of
	Underlying			Securities Underlying
	Unexercised Options			Unexercised	Option Exercise
	(#)			Unearned Options	Price	Option
Name	Exercisable	Unexercisable		(#)	($)	Expiration Date

D.C. Moran	16,649	—			$49.21	June 10, 2008
	33,299	—			$44.77	April 21, 2009
	27,749	—			$38.74	October 13, 2009
	53,833	—			$38.99	September 20, 2011
	44,398	—			$32.06	September 12, 2012
	54,524	—			$34.00	September 12, 2013
	27,750	9,250	(1)		$37.06	May 19, 2014
	22,412	22,413	(2)		$37.18	May 17, 2012
	15,680	47,041	(3)		$41.92	September 1, 2013
	—	84,320	(5)		$45.54	August 27, 2014
J.P. Berger	110,995	—			$49.21	June 10, 2008
	55,498	—			$44.77	April 21, 2009
	55,498	—			$33.39	September 12, 2010
	83,246	—			$38.99	September 20, 2011
	44,398	—			$32.06	September 12, 2012
	45,000	—			$34.00	September 12, 2013
	27,750	9,250	(1)		$37.06	May 19, 2014
	36,345	36,345	(2)		$37.18	May 17, 2012
	15,381	46,145	(3)		$41.92	September 1, 2013
	—	73,542	(5)		$45.54	August 27, 2014
C.S. O’Hara	25,000	25,000	(6)		$33.83	January 3, 2013
	14,933	44,801	(3)		$41.92	September 1, 2013
	—	77,520	(5)		$45.54	August 27, 2014

	Stock Awards
				Equity Incentive
				Plan Awards:
				Number of	Equity Incentive Plan
	Number of Shares		Market Value of	Unearned Shares,	Awards: Market or Payout
	or Units of Stock		Shares or Units of	Units or Other	Value of Unearned Shares,
	That Have		Stock That Have	Rights That Have	Units or Other Rights That
	Not Vested		Not Vested	Not Vested	Have Not Vested
Name	(#)		($)(7)	(#)	($)

W.R. Johnson	10,000	(8)	$470,300
	56,667	(8)	$2,665,033
	14,167	(9)	$666,274
	7,000	(9)	$329,210
	10,450	(2)	$491,440
	14,313	(3)	$673,140
	30,303	(4)	$1,425,150
A.B. Winkleblack	3,193	(8)	$150,182
	6,000	(8)	$282,180
	5,166	(9)	$242,957
	3,178	(2)	$149,438
	4,396	(3)	$206,744
	50,000	(10)	$2,351,500

	Stock Awards
				Equity Incentive
				Plan Awards:
				Number of	Equity Incentive Plan
	Number of Shares		Market Value of	Unearned Shares,	Awards: Market or Payout
	or Units of Stock		Shares or Units of	Units or Other	Value of Unearned Shares,
	That Have		Stock That Have	Rights That Have	Units or Other Rights That
	Not Vested		Not Vested	Not Vested	Have Not Vested
Name	(#)		($)(7)	(#)	($)

D.C. Moran	2,567	(8)	$120,710
	4,333	(8)	$203,797
	3,630	(9)	$170,719
	10,000	(11)	$470,300
	2,556	(2)	$120,185
	284	(2)	$13,333
	4,493	(3)	$211,306
	75,000	(10)	$3,527,250
J.P. Berger	2,567	(8)	$120,710
	4,333	(8)	$203,797
	3,630	(9)	$170,719
	3,178	(2)	$149,438
	4,353	(3)	$204,722
	9,499	(5)	$446,738
C.S. O’Hara	6,250	(2)	$293,938
	4,227	(3)	$198,796
	75,000	(10)	$3,527,250

(1)	The award vested in 25% increments on May 19, 2005, 2006, 2007, and 2008.

(2)	The award vests in 25% increments on May 17, 2006, 2007, 2008, and 2009.

(3)	The award vests in 25% increments on September 1, 2007, 2008, 2009, and 2010.

(4)	The award vests in 50% increments on August 27, 2008, and June 1, 2009.

(5)	The award vests in 25% increments on August 27, 2008, 2009, 2010, and 2011.

(6)	The award vests in 25% increments on January 3, 2007, 2008, 2009, and 2010.

(7)	Based on the Company’s closing price at fiscal year end, which was $47.03.

(8)	The award was scheduled to vest on an accelerated basis in 33% increments on September 12, 2004, 2005, and 2006 if target EPS performance was achieved. Because the target EPS performance was achieved for FY04, 33% of the award vested on September 12, 2004; however, no accelerated vesting occurred in subsequent fiscal years, the balance of the granted award (66%) will vest on September 12, 2008.

(9)	The award was scheduled to vest on an accelerated basis in 33% increments on May 19, 2005, 2006, and 2007 if target EPS performance was achieved. Because no accelerated vesting occurred in previous fiscal years, 100% of the award will vest on May 19, 2009.

(10)	The award vests 100% on May 3, 2010.

(11)	The award vests 100% on November 9, 2009.

The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in Fiscal Year 2008:

Option Exercises and Stock Vested (Fiscal Year 2008)

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired		Value Realized	Shares Acquired	Value Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)	(#)	($)(2)

W.R. Johnson	—		—	42,709	—
A.B. Winkleblack	—		—	11,414	—
D.C. Moran	110,996	(1)	1,427,037	6,195	—
J.P. Berger	—		—	6,364	—
C.S. O’Hara	—		—	4,533	—

(1)	The stock options were exercised pursuant to a 10b5-1 plan entered into by Mr. Moran on March 10, 2008. Mr. Moran retained 100% of the after-tax and exercise cost proceeds in Heinz common stock.

(2)	Receipt is deferred as described in “Restricted Stock Units” in the Compensation Discussion and Analysis. The value of the deferred vested awards, based on the closing prices of the Company’s stock on May 17, 2007 ($46.35), September 4, 2007 ($45.46), and September 12, 2007 ($45.97), for Messrs. Johnson, Winkleblack, Moran, Berger, and O’Hara, were $1,962,877, $524,556, $284,545, $292,403 and $208,851, respectively.

The Pension Benefits table below sets forth a description of the retirement benefits for the NEOs:

Pension Benefits (Fiscal Year 2008)

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During
Name	Plan Name	Service	Benefits	Last Fiscal Year

W.R. Johnson	Plan A of the H. J. Heinz Company Employees’ Retirement System	11	$489,142	$0
	Supplemental Executive Retirement Plan	26	$28,183,457	$0
A.B. Winkleblack	Supplemental Executive Retirement Plan	6	$845,162	$0
D.C. Moran	Supplemental Executive Retirement Plan	10	$965,887	$0
J.P. Berger	Plan A of the H. J. Heinz Company Employees’ Retirement System	19	$649,166	$0
	Supplemental Executive Retirement Plan	34	$3,586,253	$0
C.S. O’Hara	Supplemental Executive Retirement Plan	2	$192,213	$0

Eligible earnings under all of the retirement plans except Plan A of the H. J. Heinz Company Employees’ Retirement System (“Plan A”) include base salary, annual bonus payments, and the value of both the annual RSU award and any RSU award granted on a pro-rated basis to new hires or due to promotions on the date of the award. The benefits from any stock option, any special RSU awards, and LTPP awards are not included.

The MDCC reviews annually the eligibility, costs, and competitiveness of these retirement benefits and believes that the retirement benefits afforded the NEOs meet our compensation objectives.

Plan A — Material Factors

Most U.S. full-time salaried employees hired before January 1, 1993, are entitled to retirement benefits under Plan A. These benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Messrs. Johnson and Berger are the only NEOs who are participants in this Plan A and they are fully vested in this benefit.

Supplemental Executive Retirement Plan — Material Factors

Effective May 1, 2004, the Board of Directors amended the SERP to provide future benefits under a career average cash balance plan. Under the cash balance plan formula, a participant receives monthly pay credits based on the participant’s total cash band. Accordingly, each of the NEOs receives a pay credit of eight percent of eligible compensation. Eligible compensation includes base salary, annual bonus payments, and the value of both the annual RSU award and any RSU award granted on a pro-rated basis to new hires or due to promotions on the date of the award. The accumulated credits earn five percent interest, compounded monthly.

For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. The service-related multiple ranges from one for less than six years of service with the Company, to a maximum of five after 35 years of service. The service-related multiple for each NEO is as follows: Mr. Johnson, 3.7, Mr. Winkleblack, 1.0, Mr. Moran, 1.2, Mr. Berger, 4.5, and Mr. O’Hara, 0. Benefits under this service-related multiple formula are reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Retirement Savings Plan and Excess Plan (described below) with earnings at a fixed rate of interest currently equivalent to the Moody’s Aa Long Term Corporate Bond Index rate of return as such rate changes from time to time.

In addition to the regular SERP benefits described above, on May 6, 2002, the Board of Directors approved an enhancement to the SERP for Mr. Johnson to align his benefit with competitive industry practices. It is expressed as an annual straight life annuity and it provides for an additional benefit equal to 3.85% of final average pay for each additional year of service after May 6, 2002. This benefit is subject to a maximum enhancement of 26.95% after seven years of additional service. It is further limited to the amount equivalent to an annual straight life annuity that does not exceed 60% of final average pay when including the annual straight life annuity value of all other Company provided retirement arrangements upon retirement or on or after age 60. This benefit fully vested on May 6, 2007. The amount set forth in the table above in the column entitled “Present Value of Accumulated Benefits” includes this benefit for Mr. Johnson.

Nonqualified Deferred Compensation (Fiscal Year 2008)

		B	C		E	F
		Executive	Registrant	D	Aggregate	Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance
A		Last FY	Last FY(1)	in Last FY(2)	Distributions	at Last FYE(3)
Name	Plan	($)	($)	($)	($)	($)

W.R. Johnson	Deferred RSUs	1,962,877	0	298,125	0	6,899,068
	1986 Plan	—	—	51,830	0	397,364
	Executive Deferred Comp Plan	0	0	0	0	0
	Excess Plan	—	656,208	(124,799)	0	4,793,783
	Total:	1,962,877	656,208	225,157	0	12,090,215

A.B. Winkleblack	Deferred RSUs	524,556	0	70,295	0	1,614,059
	Executive Deferred Comp Plan	0	0	0	0	0
	Excess Plan	—	171,786	18,639	0	607,024
	Total:	524,556	171,786	88,934	0	2,221,083

D.C. Moran	Deferred RSUs	284,545	0	17,146	0	358,094
	Executive Deferred Comp Plan	391,850	0	26,067	0	417,917
	Excess Plan	—	148,612	22,849	0	596,981
	Total:	676,395	148,612	66,062	0	1,372,992

J.P. Berger	Deferred RSUs	292,403	0	81,866	0	1,926,554
	1986 Plan	—	—	25,915	0	198,682
	Executive Deferred Comp Plan	637,700	0	98,579	0	2,716,550
	Excess Plan	—	166,324	1,865	0	1,451,219
	Total:	930,103	166,324	208,224	0	6,293,006

C.S. O’Hara	Deferred RSUs	208,851	0	16,753	0	360,156
	Executive Deferred Comp Plan	0	0	0	0	0
	Excess Plan	—	80,095	3,461	0	83,556
	Total:	208,851	80,095	20,214	0	443,712

(1)	Reflects employer contributions to the Employee Retirement and Savings Excess Plan, which were reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	The amounts reported include earnings from the 1986 Deferred Compensation Plan, the Executive Deferred Compensation Plan, and the Employee Retirement and Savings Excess Plan, including investment gains or losses, cash dividend equivalents paid on deferred RSUs, and interest. Included in these amounts are $33,551 and $16,776 in interest accrued at a rate greater than 120% of the applicable federal long-term rate under the 1986 Deferred Compensation Plan for Messrs. Johnson and Berger, respectively, which are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	Includes the following amounts that were reported in the Summary Compensation Table for prior years in which each executive was an NEO:

•	The Company’s contributions to the Employee Retirement and Savings Excess Plan were reported under the column “All Other Compensation;”

•	All salary or bonus that was deferred into the Executive Deferred Compensation Plan was reported in the “Salary” or “Bonus” columns;

•	All RSU awards for each executive were reported in the “Restricted Stock Awards” column; and

•	All interest on deferred compensation greater than 120% of the applicable federal long-term rate under the 1986 Deferred Compensation Plan for each executive was reported under the column “All Other Compensation.”

1986 Deferred Compensation Plan—Material Factors

The 1986 Deferred Compensation Plan (“1986 Plan”) authorized executives who were eligible under our Long-Term Incentive Program during 1986-87 to defer all or a part of their fiscal year 1986 and 1987 annual bonus and LTI awards, as well as to rollover any previously deferred cash awards plus interest accrued. The 1986 Deferred Compensation Program accounts accrue earnings at the greater of 150% of the Moody’s Composite Bond Index or 15% per year. The deferred account is distributed upon age 65 in 15 equal annual installments. This program was closed in 1987 and, as such, no additional earnings may be deferred into it. Currently, Mr. Johnson participates in the 1986 Plan and Mr. Berger participated in the 1986 Plan until his retirement on May 1, 2008, and the portion of the interest accrued on this deferred compensation that was greater than 120% of the applicable federal long-term rate for Fiscal Year 2008 is included in the Summary Compensation Table and identified in a footnote to that table.

Executive Deferred Compensation Plan—Material Factors

The Executive Deferred Compensation Plan (“EDCP”) authorizes eligible executives to make irrevocable elections in advance of receipt to defer all or part of their annual bonus and/or their RSU grants. The MDCC believes that the EDCP is appropriate to enable executives to better plan for their retirement and manage their tax obligations.

Participants may elect a deferral period in which payments commence no earlier than one year after the year in which the compensation was earned and no later than retirement date. Payments of deferred amounts may occur in a lump sum of cash or shares of Heinz stock or in up to 15 equal annual installments, according to the participant’s irrevocable election. In electing to defer an amount under this plan, a participant also defers any federal income tax obligation until the time in which the deferred amount is paid out.

A notional account is established for each participant’s deferred amounts. Investment gains and losses are credited to the account based on hypothetical investments as selected by the participant. The hypothetical investment options are as follows:

•	Interest-bearing cash account;

•	H. J. Heinz Company stock account; or

•	Phantom investment alternatives that include several funds available to all employees through the Employees’ Retirement & Savings Plan, plus a fixed income option.

Participants may change the future allocations of their deferred account among the various investment alternatives, but amounts that have been allocated to the H. J. Heinz Stock Account may not be transferred to other investment options.

Participants have no interest in any specific asset of the Company; their rights to receive payment under the Plan are equivalent to those of an unsecured general creditor. Any and all investments remain the property of the Company. The credited earnings on each NEO’s account for Fiscal Year 2008 are included in the Non-Qualified Deferred Compensation table.

Excess Plan-Material Factors

The Employee Retirement and Savings Excess Plan (the “Excess Plan”) provides supplementary benefits to the NEOs whose benefits under the Employees’ Retirement and Savings Plan are limited because of the restriction on annual additions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Only the age-related company profit-sharing contributions are supplemented under the Excess Plan, and deferrals by the NEOs are not permitted. The Excess Plan also provides for contribution credit on the value of annual

RSU awards and any RSU award granted on a pro-rata basis to new hires or due to promotions.

Potential Payments upon Termination

The estimated payments to each NEO triggered in the event of an involuntary termination without cause, retirement, death, and disability, as of April 30, 2008, as well as the payments to be made to Mr. Berger due to his retirement are set forth in the table below. There are no payments triggered by an involuntary termination without cause or a voluntary termination of employment.

Summary of Potential Payments Upon Termination
(As of April 30, 2008)(1)

	Involuntary
	Termination
Element	Without Cause	Retirement	Death	Disability

Severance(2)
W.R. Johnson	$2,300,000	$0	$0	$0
A.B. Winkleblack	$1,190,000	$0	$0	$0
D.C. Moran	$1,240,000	$0	$0	$0
J.P. Berger	$—	$0	$—	$—
C.S. O’Hara	$1,140,000	$0	$0	$0
Intrinsic Value of Accelerated RSUs(3)
W.R. Johnson	$712,575	$0	$712,575	$712,575
A.B. Winkleblack	$0	$0	$0	$0
D.C. Moran	$0	$0	$0	$0
J.P. Berger	$—	$335,053	$—	$—
C.S. O’Hara	$0	$0	$0	$0
Intrinsic Value of Accelerated Stock Options(4)
W.R. Johnson	$0	$0	$4,277,500	$4,277,500
A.B. Winkleblack	$0	$0	$843,777	$843,777
D.C. Moran	$0	$0	$679,007	$679,007
J.P. Berger	$—	$0	$—	$—
C.S. O’Hara	$0	$0	$674,438	$674,438
Long Term Performance Program(5)
W.R. Johnson	$1,581,250	$1,581,250	$1,581,250	$1,581,250
A.B. Winkleblack	$252,875	$252,875	$252,875	$252,875
D.C. Moran	$263,500	$263,500	$263,500	$263,500
J.P. Berger(6)	$—	$459,638	$—	$—
C.S. O’Hara	$242,250	$242,250	$242,250	$242,250
Total
W.R. Johnson	$4,593,825	$1,581,250	$6,571,325	$6,571,325
A.B. Winkleblack	$1,442,875	$252,875	$1,096,652	$1,096,652
D.C. Moran	$1,503,500	$263,500	$942,507	$942,507
J.P. Berger	$—	$794,691	$—	$—
C.S. O’Hara	$1,382,250	$242,250	$916,688	$916,688

(1)	Mr. Berger retired on May 1, 2008.

(2)	Severance pay assumes two years of base salary with a signed release.

(3)	Intrinsic value of RSUs for each termination event for which vesting is accelerated, determined based on the fiscal year-end closing stock price of $47.03.

(4)	Intrinsic value of stock options with vesting for each termination event for which vesting is accelerated, determined based on the fiscal year-end closing stock price of $47.03.

(5)	For the FY08-09 LTPP, termination during the first year of the two-year performance period generates a pro-rated award. These calculations assume target payouts for all terminations.

(6)	For the FY08-09 LTPP, retirement during the second year of the two-year performance period generates a payout at target.

Severance Pay — Material Factors

NEOs are eligible for benefits under the Severance Pay Plan provided that the reason for termination is involuntary on the part of the employee and occurs for reasons beyond the NEO’s control, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Under the Severance Pay Plan, the basic severance payment is equal to two weeks of salary for each year of service. For NEOs, the Company typically provides a severance payment equal to two years of salary following the execution of a release.

Severance payments are generally made in a cash lump sum, but may occasionally be made in periodic payments at our discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to us the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of the Company, between the time of termination and rehire.

In addition, Company-sponsored health insurance benefits will continue and be paid for by us during the severance period of up to two years.

Potential Payments upon Change in Control

The estimated payments to each NEO triggered in the event of a change in control of the Company with and without termination of employment, as well as the payments to be made to Mr. Berger due to his retirement, are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

Summary of Potential Payments Upon Change in Control for
Named Executive Officers (As of April 30, 2008)

	Change in Control
		Double Trigger
		Involuntary
		Termination
	Single	without	Good
Element	Trigger(1)	Cause(2)	Reason(3)	Retirement	Death	Disability

Severance Protection Agreement(4)
Pro Rata Bonus(5)
W.R. Johnson	$0	$3,413,333	$3,413,333	$0	$3,413,333	$3,413,333
A.B. Winkleblack	$0	$781,194	$781,194	$0	$781,194	$781,194
D.C. Moran	$0	$827,211	$827,211	$0	$827,211	$827,211
J.P. Berger	—	—	—	—	—	—
C.S. O’Hara	$0	$580,625	$580,625	$0	$580,625	$580,625
Severance(6)
W.R. Johnson	$0	$13,690,000	$13,690,000	$0	$0	$0
A.B. Winkleblack	$0	$4,128,583	$4,128,583	$0	$0	$0
D.C. Moran	$0	$4,341,632	$4,341,632	$0	$0	$0
J.P. Berger	—	—	—	—	—	—
C.S. O’Hara	$0	$3,451,875	$3,451,875	$0	$0	$0
Continuation Coverage (Health & Life)(7)
W.R. Johnson	$0	$359,991	$359,991	$0	$0	$0
A.B. Winkleblack	$0	$62,846	$62,846	$0	$0	$0
D.C. Moran	$0	$36,580	$36,580	$0	$0	$0
J.P. Berger	—	—	—	—	—	—
C.S. O’Hara	$0	$41,691	$41,691	$0	$0	$0
Additional Retirement Equivalent(8)
W.R. Johnson	$0	$7,252,996	$7,252,996	$0	$0	$0
A.B. Winkleblack	$0	$1,679,953	$1,679,953	$0	$0	$0
D.C. Moran	$0	$2,026,648	$2,026,648	$0	$0	$0
J.P. Berger	—	—	—	—	—	—
C.S. O’Hara	$0	$903,584	$903,584	$0	$0	$0
Excise Tax Gross-Up(9)
W.R. Johnson	$0	$8,386,355	$8,038,144	$0	$0	$0
A.B. Winkleblack	$0	$2,351,408	$2,283,521	$0	$0	$0
D.C. Moran	$0	$2,599,074	$2,537,358	$0	$0	$0
J.P. Berger	—	—	—	—	—	—
C.S. O’Hara	$0	$1,911,570	$1,831,578	$0	$0	$0

Summary of Potential Payments Upon Change in Control for
Named Executive Officers (Fiscal Year 2008) (As of April 30, 2008)

	Change in Control
			Double Trigger
			Involuntary
			Termination
	Single		without		Good
Element	Trigger(1)		Cause(2)		Reason(3)		Retirement	Death		Disability

Other(4)
Intrinsic Value of Accelerated Stock Options
W.R. Johnson	$733,702	(10)	$4,277,500	(11)	$548,320	(12)	$0	$4,277,500	(11)	$4,277,500	(11)
A.B. Winkleblack	$127,118	(10)	$843,777	(11)	$120,571	(12)	$0	$843,777	(11)	$843,777	(11)
D.C. Moran	$92,223	(10)	$679,007	(11)	$125,637	(12)	$0	$679,007	(11)	$679,007	(11)
J.P. Berger	$92,223	(10)	—		—		$0	—		—
C.S. O’Hara	$0	(10)	$674,438	(11)	$115,505	(12)	$0	$674,438	(11)	$674,438	(11)
Intrinsic Value of Accelerated RSUs
W.R. Johnson	$0	(13)	$6,720,548	(14)	$6,720,548	(15)	$0	$712,575	(16)	$712,575	(16)
A.B. Winkleblack	$0	(13)	$3,383,001	(14)	$3,383,001	(15)	$0	$0		$0
D.C. Moran	$0	(13)	$4,837,600	(14)	$4,837,600	(15)	$0	$0		$0
J.P. Berger	—		—		—		$335,053	—		—
C.S. O’Hara	$0	(13)	$4,019,983	(14)	$4,019,983	(15)	$0	$0		$0
Long-Term Performance Plan(17)
W.R. Johnson	$1,581,250		$1,581,250		$1,581,250		$1,581,250	$1,581,250		$1,581,250
A.B. Winkleblack	$252,875		$252,875		$252,875		$252,875	$252,875		$252,875
D.C. Moran	$263,500		$263,500		$263,500		$263,500	$263,500		$263,500
J.P. Berger	—		—		—		$459,638	—		—
C.S. O’Hara	$242,250		$242,250		$242,250		$242,250	$242,250		$242,250
Total
W.R. Johnson	$2,314,952		$45,681,973		$41,604,582		$1,581,250	$9,984,659		$9,984,659
A.B. Winkleblack	$379,993		$13,483,638		$12,692,545		$252,875	$1,877,846		$1,877,846
D.C. Moran	$355,723		$15,611,251		$14,996,165		$263,500	$1,769,718		$1,769,718
J.P. Berger	$92,223		—		—		$794,691	—		—
C.S. O’Hara	$242,250		$11,826,016		$11,187,091		$242,250	$1,497,313		$1,497,313

(1)	There is a change in control and individual continues in job.

(2)	There is a change in control and the executive is involuntarily terminated by the Company without Cause within 24 months of the change in control. Each payment is calculated pursuant to a severance protection agreement, a form of which is filed with the SEC, or the applicable plans.

(3)	There is a change in control and the executive is terminated for good reason within 24 months of a change in control. Each payment is calculated pursuant to the severance protection agreement or the applicable plans.

(4)	Reflects Mr. Berger’s retirement on May 1, 2008.

(5)	Average of FY08, FY07, and FY06 annual cash bonus awards multiplied by the portion of the fiscal year worked by the NEO, which in this case is the entire year.

(6)	Amount equals three times the sum of (FY08 salary + the average of FY08, FY07, and FY06 annual cash bonus awards).

(7)	Amount equals 36 months of health care coverage and three years of life insurance premiums. No discount rate was applied.

(8)	Calculated in accordance with Section 3.1(b)(iv) of the severance protection agreement.

(9)	Based on a stock-for-stock transaction and calculated in accordance with Sections 5 and 6 of the severance protection agreement.

(10)	Intrinsic value of stock options for which vesting is accelerated due to a change in control, determined based on the fiscal year end closing stock price of $47.03. Assumption is that all stock options are replaced. All unvested stock options that were granted prior to May 17, 2005, would immediately vest and continue with original expiration date. All unvested stock options that were granted on or after May 17, 2005, would continue to vest according to schedule.

(11)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment without cause, determined based on the fiscal year end closing stock price of $47.03. Assumption is that all stock options are replaced. All unvested stock options would immediately vest and continue with original expiration date.

(12)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous termination of employment by the NEO for good reason, determined based on the fiscal year end closing stock price of $47.03. Assumption is that all stock options are replaced. All unvested stock options granted prior to August 27, 2007, would immediately vest and expire on the last day of employment.

(13)	Assumption is that all RSUs are replaced, therefore there is no acceleration of the unvested restricted stock unit awards. RSUs will continue to vest according to grant schedule.

(14)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment by the Company without cause, determined based on the fiscal year end closing stock price of $47.03. Assumption is that all RSUs are replaced.

(15)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a termination of employment by the NEO for good reason, determined based on the fiscal year end closing stock price of $47.03. Assumption is that all RSUs are replaced.

(16)	Intrinsic value of RSUs for which vesting is accelerated in the event of death or disability, determined based on the fiscal year end closing stock price of $47.03.

(17)	For the LTPP (FY 2008-2009), termination following a change in control generates a pro-rated award as of the date of the change in control. Mr. Berger’s retirement during the second year of the two-year performance period will generate a pro-rated payout at target. Assumed target payout for all terminations.

Severance Protection Agreements

We maintain severance protection agreements with our NEOs. Those severance protection agreements provide that, in lieu of the benefits under the Severance Pay Plan, we will make the following payments or pay the cost of the following benefits if an executive’s employment is terminated involuntarily other than for cause or voluntarily for good reason, within two years after a change in control of the Company:

•	All accrued compensation and a pro-rata bonus;

•	A lump sum payment equal to three times the sum of the executive’s annual salary and bonus as severance pay;

•	A lump sum payment of a retirement benefit determined by taking into account an additional three years of age and service for purposes of calculating such retirement benefits;

•	Life insurance, medical, dental and hospitalization benefits for the NEO and his dependents for three years at the same level as immediately prior to the change in control or at the same level as other similarly situated executives who continue in the employ of the Company. These amounts may be reduced to the extent that the executive becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans; and

•	Reimbursement for the impact of excise taxes associated with payments that are contingent upon a change in control.

RSU Change in Control Provisions

Pursuant to the 2003 Plan, in the event of a change in control of the Company, RSUs granted prior to May 17, 2005 will vest on the date of the change in control if they are not replaced. For RSU awards made on or after May 17, 2005, the RSUs will either (i) vest on the date of the change in control if they are not replaced by a successor company, or (ii) if they are replaced by a successor company, or the change in control does not involve a successor company, they will vest on the executive’s termination date within 24 months of a change in control not involving a successor company if the termination decision was made by the Company other than for cause, or by the executive for good reason (as defined in the 2003 Plan).

Stock Option Change in Control Provisions

Pursuant to the 1996 Stock Option Plan (the “1996 Plan”), the 2000 Stock Option Plan (the “2000 Plan”) and the 2003 Plan, in the event of a change in control of the Company, all stock options granted prior to May 17, 2005, will immediately vest. All stock options granted on or after May 17, 2005, will also immediately vest in the event of a change in control if the stock options are not replaced by a successor company. If the successor company replaces the stock option in the change in control, or the change in control does not involve a successor company, then the stock options will vest upon a qualifying termination from the Company within 24 months of the change in control. A qualifying termination means termination of employment by the Company due to involuntary termination without cause or termination of employment by the executive for good reason.

LTPP Change in Control Provisions

In the event of a change in control of the Company, all NEOs receive immediate acceleration of their payout based on the pro-rata portion of each performance period completed and verifiable performance to date.

Report of the Management Development and Compensation Committee on Executive Compensation

The Management Development and Compensation Committee of the Board of Directors of H. J. Heinz Company has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

Charles E. Bunch, Chair	Dennis H. Reilley
Edith E. Holiday	Thomas J. Usher
Dean R. O’Hare	Michael F. Weinstein

Additional Information

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended April 30, 2008, all required filings were made on a timely basis, based on review of the reports and written representations provided to the Company.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee” and “Report of the Management Development and Compensation Committee on Executive Compensation” shall not be incorporated by reference into any document filed with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 13, 2008. The Proxy Statement and Annual Report to security holders are available at www.proxydocs.com/hnz.

You may obtain directions to attend the meeting and vote in person by contacting Heinz Shareholder Relations at 412-456-1771.

Rene D. Biedzinski
Secretary

Dated: July   , 2008

Appendix A

May 14, 2008

H. J. Heinz Company

Audit Committee Charter

Purpose:  The primary functions of the Audit Committee are to:

1.	Oversee management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

2.	Oversee management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assist with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.

3.	Oversee management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

4.	Retain the independent registered public accounting firm and oversee their independence and oversee the qualifications and performance of both the independent registered public accounting firm and internal auditors.

5.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Responsibilities and Duties:  Among its responsibilities and duties, the Audit Committee shall:

Process and Administration

1.	Hold at least five meetings per year and such additional meetings as may be called by the Chairperson of the Audit Committee, by a majority of the members of the Audit Committee, or at the request of the independent registered public accounting firm or the Vice President-Corporate Audit. A quorum shall consist of at least three members.

2.	Create an agenda for the ensuing year.

3.	Report through its Chairperson to the Board of Directors following the meetings of the Audit Committee.

4.	Maintain minutes or other records of meetings and activities of the Audit Committee.

5.	Review the responsibilities outlined in this charter annually and report and make recommendations to the Board of Directors on any revisions to this charter.

6.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

7.	Provide a mechanism for the independent registered public accounting firm and internal auditors to communicate directly with the Audit Committee without management present and periodically meet separately with each of the independent registered public accounting firm, internal auditors and management.

8.	Delegate authority to one or more members where appropriate.

9.	Establish a process for, and conduct, an annual performance evaluation of the Audit Committee.

Monitoring and Oversight Activities

1.	Review with management and the independent registered public accounting firm and internal auditors significant risks and exposures, and review and assess the steps management has taken to identify and manage such risks and exposures.

2.	Review and discuss earnings releases, as well as corporate policies with respect to the types of information to be disclosed and types of presentations to be made to analysts and rating agencies.

3.	Review and discuss with management and the independent registered public accounting firm the Company’s quarterly and audited annual financial statements, including (a) matters required to be discussed by the independent registered public accounting firm by Statement on Auditing Standards No. 61 (as it may be amended), and the independent registered public accounting firm’s opinion rendered with respect to such financial statements, and (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion should include, where appropriate, a discussion about the Company’s critical accounting estimates, accounting principles, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements. Based on this review and discussion, recommend, as appropriate, to the Board of Directors the inclusion of the audited financial statements in the Company’s Form 10-K and annual report.

4.	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting including obtaining from management, its assessments of the Company’s internal control over financial reporting; review the recommendations made by management and the independent registered public accounting firm and internal auditors regarding internal control over financial reporting and other matters relating to the accounting procedures and the books and records of the Company and review any material weaknesses or significant deficiencies in, or changes to, internal control over financial reporting or any fraud involving management reported to the Audit Committee by the independent registered public accounting firm or management and the resolution of any material weaknesses or significant deficiencies.

5.	Receive reports relating to, and provide the Audit Committee’s views with respect to, any information regarding accounting, internal accounting controls, or audit matters that the Corporate Governance Committee has become aware of as a result of monitoring the Company’s compliance with laws, regulations, and the Global Code of Conduct.

6.	Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.	Review and approve expense accounts of the Chairman and the Chief Executive Officer (this activity is performed by the Audit Committee Chairperson).

8.	Perform other functions as assigned by the Board of Directors.

Independent Registered Public Accounting Firm and Internal Auditors

1.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In this regard, the Audit Committee has the sole authority to appoint, subject to ratification by the Company’s shareholders, review the performance of, and as necessary, replace the independent registered public accounting firm, which reports directly to the Audit Committee.

2.	Receive from the independent registered public accounting firm, at least annually, and assess, a report delineating all relationships between the independent registered public accounting firm and the Company and any other relationships that may adversely affect the independence of the independent registered public accounting firm, including an assurance that each member of the engagement team is in compliance regarding length of service.

3.	Review and approve in advance, at the discretion of the Committee, all services planned or expected to be rendered by the Company’s independent registered public accounting firm in accordance with the Audit Committee’s “Engaging the Independent Registered Public Accounting Firm” policy, along with a description of the services and the estimated fees. (By approving the audit engagement, a service within the scope of such engagement shall be deemed to have been pre-approved.)

4.	Review any reports prepared by the independent registered public accounting firm and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent registered public accounting firm, and any other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

5.	Obtain and review, at least annually, a report by the independent registered public accounting firm describing (a) the auditing firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities or inspection by the Public Company Accounting Oversight Board, within the preceding five years, and any actions taken to address with any such issues.

6.	As appropriate confer with the independent registered public accounting firm regarding the scope and results of their integrated audit of the consolidated financial statements of the Company, and management’s assessment of the Company’s internal control over financial reporting; review and approve the independent registered public accounting firm’s audit scope and approach and their plans, if any, to use the work of the internal auditors or others; review and approve the Company’s internal audit charter, annual audit plans and budgets (including progress against those plans/budgets and, as appropriate, confer with the internal auditors regarding the scope and results of their work); direct the attention of the independent registered public accounting firm and internal auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; review with the independent registered public accounting firm and resolve, where applicable, any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information, and disagreements between management and the independent registered public accounting firm regarding accounting and financial disclosure, as well as any other matters required to be brought to the Audit Committee’s attention by applicable auditing standards; and authorize the independent registered public accounting firm and internal auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

7.	Oversee the independence, objectivity and performance of the internal audit function by reviewing the nature, extent, quality and effectiveness of the internal audit program including the anticipated level of support for and coordination with the independent registered public accounting firm’s audit process, as well as approve the appointment, replacement or dismissal of the Vice President- Corporate Audit.

8.	Set clear hiring policies for employees and former employees of the independent registered public accounting firm.

Composition:  The Audit Committee shall be appointed by the Board of Directors and be composed of at least five Directors, including a Chairperson, each of whom shall meet the NYSE definition of “independent” for directors and audit committee members, including the definition set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as determined by the Board of Directors, and any additional standards adopted by the Board. All Audit Committee members shall, in the judgment of the Board of Directors, be financially literate and at least one member shall be an audit committee financial expert, as defined by the U.S. Securities and Exchange Commission.

Assignment and Removal of Committee Members:  Audit Committee members shall serve until their resignation, retirement or removal by the Board or until a successor is appointed. An Audit Committee member may be removed by majority vote of the independent Directors of the full Board.

Members will be appointed to the Committee by the Board of Directors, upon the recommendation of the Corporate Governance Committee. Audit Committee assignments will be based on the Board member’s business and professional experience and qualifications. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered.

No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.

Outside Advisors:  The Audit Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, accountants and other advisors as the Audit Committee determines appropriate to assist it in the performance of its functions, as well as funding for ordinary administrative expenses incurred by the Audit Committee in carrying out its duties.

Role of Committee:  Although the Audit Committee has the powers and responsibilities set forth in this charter, the role of the committee is generally oversight. The members of the Audit Committee are not full-time employees of the Company and generally are not accountants or auditors by profession. Consequently, the Audit Committee does not conduct audits, independently verify management’s representations, or determine that the Company’s financial statements and disclosures are complete and accurate, are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent registered public accounting firm is responsible for expressing an opinion on the Company’s financial statements and internal control over financial reporting based upon their audit. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards adopted by the Public Company Accounting Oversight Board.

Appendix B

May 2008

H. J. Heinz Company
Director Independence Standards

I.	Absence of a material relationship

An “independent” director is a director who the Board of Directors has determined has no material relationship with Heinz, either directly, or as a partner, shareholder, or executive officer of an organization that has a relationship with Heinz. A relationship is “material” if, in the judgment of the Board, the relationship would interfere or would be reasonably expected to interfere with the director’s independent judgment. For purposes of these standards, “Heinz” means H. J. Heinz Company and its consolidated subsidiaries, collectively. The Board of Directors has established the following guidelines to affirmatively determine when a relationship between a director (or an organization with which a director is associated) and Heinz is material. In determining whether a particular relationship would be viewed as interfering with a director’s independent judgment, the Board considers among other things, the guidelines set forth below.

A.	Relationships that preclude independence

A director is not deemed to be independent if:

1.	the director, or the director’s “immediate family member”[1]; received any payment from Heinz in excess of $100,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with Heinz (provided that such compensation is not contingent in any way on continued service), except that compensation received by an immediate family member for service as an employee of Heinz (other than as an executive officer) need not be considered in determining independence;

2.	the director is an executive officer or employee of, or his or her immediate family member is an executive officer of, a company, or other for profit entity, to which Heinz made, or from which Heinz received for property or services (other than those arising solely from investments in the Company’s securities), payments in

3.	the director serves as an executive officer of any tax exempt organization which received contributions from Heinz in any of the preceeding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

B.	Relationships that do not preclude independence

The Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

1	An immediate family member includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. excess of the greater of $1 million or 2% of such company’s consolidated gross revenues in any of the last three fiscal years;

Without limiting the types of relationships that the Board may determine to not be material, the Board has determined that relationships of the following types, in and of themselves, will not be considered material relationships that would impair a director’s independence:

1.	commercial relationships in which a director (or a member of his or her immediate family)

(a) is a director of an entity which is a party to a transaction with the Company;

(b) is the holder (together with other Company directors, nominees for director, executive officers, 5% holders of the Company, and immediate family members of all such persons), of less than a 10% equity interest in, an entity which is a party to a transaction with the Company; or

(c) is an officer or employee of or is the holder (together with other Company directors, nominees for director, executive officers, 5% holders of the Company, and immediate family members of all such persons), of a ten percent or greater equity interest in, an entity with which the Company has ordinary course business dealings or with which the Company has a commercial banking, investment banking or insurance brokerage relationship, in each case, (i) to which Heinz has not made, or from which Heinz has not received for property or services (other than those arising solely from investments in the Company’s securities), payments in excess of the greater of $1 million or 2% of such entity’s consolidated gross revenues in any of the last three fiscal years and (ii) where the Company director (or immediate family member) is not directly involved in the entity’s business dealings with the Company; or

2.	membership in, or association with, the same professional association, social, educational, fraternal or religious organization, club or institution, as an executive officer or other director of the Company.

Notwithstanding the above, any other type of relationship not included in the categorical standards described in this section would have to be evaluated independently by the Board of Directors.

II.	Three-year look-back period

In addition to the guidelines set forth above:

A.	No director (other than the Chief Executive Officer) will be independent if he or she is currently, or was at any time within the last three years, an employee of Heinz.

B.	No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of Heinz’s present executive officers at the same time serves or served on that company’s compensation committee.

C.	No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of Heinz.

D.	No director will be independent if (1) he or she or an immediate family member is a current partner of a firm that is Heinz’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm, and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was at any time within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Heinz’s audit within that time.

III. Additional requirements for Audit Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director:

A.	accepts directly or indirectly any consulting, advisory, or compensatory fee from Heinz, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Heinz (provided that such compensation is not contingent in any way on continued service); or

B.	is an affiliated person of Heinz, as determined in accordance with Securities and Exchange Commission (“SEC”) regulations. In this regard, Audit Committee members are prohibited from owning or controlling more than 10% of any class of Heinz’s voting securities or such lower amount as may be established by the SEC.

IV.	Additional requirements for Management Development and Compensation Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Management Development and Compensation Committee, and may not serve on the Management Development and Compensation Committee, if the director:

A.	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

B.	has ever been an officer of Heinz; or

C.	has a direct or indirect material interest in any current or proposed transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) and involving, generally, amounts in excess of $120,000.

V.	Compliance with NYSE listing standards and SEC regulations

These independence standards are intended to meet the requirements of the NYSE listing standards and regulations adopted by the SEC and the Internal Revenue Service.

   The Board of Directors recommends a vote FOR all four proposals.

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 W. R. Johnson	☐	☐	☐	06 C. Kendle	☐	☐	☐

02 C. E. Bunch	☐	☐	☐	07 D. R. O’Hare	☐	☐	☐

03 L. S. Coleman, Jr.	☐	☐	☐	08 N. Peltz	☐	☐	☐

04 J. G. Drosdick	☐	☐	☐	09 D. H. Reilley	☐	☐	☐

05 E. E. Holiday	☐	☐	☐	10 L. C. Swann	☐	☐	☐

	FOR	AGAINST	ABSTAIN
11 T. J. Usher	☐	☐	☐

12 M. F. Weinstein	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
3.	To amend the Company By-Laws and Articles of Incorporation to reduce the shareholder vote required to amend limitation of director liability and director and officer indemnification.	☐	☐	☐
4.	To amend the Company Articles of Incorporation to reduce the shareholder vote required to approve certain business combinations.	☐	☐	☐

Will Attend Meeting	YES ☐	NO ☐	The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature (and title, if applicable)	Date
NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name, title and company name.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM, Eastern Time, the day prior to Annual Meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/hnz		1-866-540-5760		Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important Notice Regarding the Availability of Proxy Material for the Shareholders Meeting to be held on August 13, 2008: The Proxy Statement and Annual Report to Security Holders are available at www.proxydocs.com/hnz.

H. J. HEINZ COMPANY
This Proxy Is Solicited on Behalf of the Board of Directors

      WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222, on Wednesday, August 13, 2008, at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares of Common Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.
Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly, using the enclosed envelope, or via the Internet or toll-free telephone by following the instructions on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 through 4.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
ADMISSION TICKET
H. J. HEINZ COMPANY
2008 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, August 13, 2008
9:00 a.m.
The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

   The Board of Directors recommends a vote FOR all four proposals.

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 W. R. Johnson	☐	☐	☐	06 C. Kendle	☐	☐	☐

02 C. E. Bunch	☐	☐	☐	07 D. R. O’Hare	☐	☐	☐

03 L. S. Coleman, Jr.	☐	☐	☐	08 N. Peltz	☐	☐	☐

04 J. G. Drosdick	☐	☐	☐	09 D. H. Reilley	☐	☐	☐

05 E. E. Holiday	☐	☐	☐	10 L. C. Swann	☐	☐	☐

	FOR	AGAINST	ABSTAIN
11 T. J. Usher	☐	☐	☐

12 M. F. Weinstein	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
3.	To amend the Company By-Laws and Articles of Incorporation to reduce the shareholder vote required to amend limitation of director liability and director and officer indemnification.	☐	☐	☐
4.	To amend the Company Articles of Incorporation to reduce the shareholder vote required to approve certain business combinations.	☐	☐	☐

Will Attend Meeting	YES ☐	NO ☐	The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature (and title, if applicable)	Date
NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name, title and company name.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to Annual Meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/hnz-pre		1-866-540-5760		Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important Notice Regarding the Availability of Proxy Material for the Shareholders Meeting to be held on August 13, 2008: The Proxy Statement and Annual Report to Security Holders are available at www.proxydocs.com/hnz.

H. J. HEINZ COMPANY
This Proxy Is Solicited on Behalf of the Board of Directors
     WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222, on Wednesday, August 13, 2008, at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares of Third Cumulative Preferred Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.
Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly, using the enclosed envelope, or via the Internet or toll-free telephone by following the instructions on the reverse side of this proxy card.
This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given on this Card, this proxy will be voted “FOR” Items 1 through 4.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
ADMISSION TICKET
H. J. HEINZ COMPANY
2008 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, August 13, 2008
9:00 a.m.
The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

   The Board of Directors recommends a vote FOR all four proposals.

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 W. R. Johnson	☐	☐	☐	06 C. Kendle	☐	☐	☐

02 C. E. Bunch	☐	☐	☐	07 D. R. O’Hare	☐	☐	☐

03 L. S. Coleman, Jr.	☐	☐	☐	08 N. Peltz	☐	☐	☐

04 J. G. Drosdick	☐	☐	☐	09 D. H. Reilley	☐	☐	☐

05 E. E. Holiday	☐	☐	☐	10 L. C. Swann	☐	☐	☐

	FOR	AGAINST	ABSTAIN
11 T. J. Usher	☐	☐	☐

12 M. F. Weinstein	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
3.	To amend the Company By-Laws and Articles of Incorporation to reduce the shareholder vote required to amend limitation of director liability and director and officer indemnification.	☐	☐	☐
4.	To amend the Company Articles of Incorporation to reduce the shareholder vote required to approve certain business combinations.	☐	☐	☐

Will Attend Meeting	YES ☐	NO ☐	The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

Mark Here for Comments SEE REVERSE	☐

Signature (and title, if applicable)	Date
NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name, title and company name.
▲ FOLD AND DETACH HERE  ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM, Eastern Time, on August 11, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/hnz-emp		1-866-540-5760		Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
	OR		OR

If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.
Important Notice Regarding the Availability of Proxy Material for the Shareholders Meeting to be held on August 13, 2008: The Proxy Statement and Annual Report to Security Holders are available at www.proxydocs.com/hnz.

H. J. HEINZ COMPANY
VOTING INSTRUCTION CARD FOR 2008 ANNUAL MEETING
H. J. Heinz Company Employee Stock Ownership Plan/Employees Retirement and Savings Plan
H. J. Heinz Company SAVER Plan
The undersigned, as a participant in one or more of the H. J. Heinz Company benefit plans as noted above, hereby directs Mellon Bank, N.A. as trustee (“the Trustee”) of the plans, to vote all shares of Common Stock of H. J. Heinz Company (the “Company”) credited to the undersigned’s account in such plans at the Annual Meeting of Shareholders of the Company to be held on Wednesday, August 13, 2008, and at any adjournments thereof, in accordance with these instructions, on the matters stated on the reverse side, and on the transaction of such other business as may properly come before the meeting.
Your vote is important to us. Plan participants may give directions by toll-free telephone or Internet by following the instructions on this form or by completing, dating, and signing this form and returning it promptly in the enclosed postage-paid envelope. If you give your instructions via the Internet or by telephone you do not need to mail back an instruction form.
The shares represented by this voting instruction form will be voted as directed. If your signed confidential voting instructions are received by August 11, 2008, but you do not indicate your preferences as to the matters being voted upon, or if your signed confidential voting instructions are not received by August 11, 2008, the shares, together with other shares for which no instructions were received, will be voted on each proposal in the same proportions as the trustee votes shares for which clear and timely instructions were received by the Trustee from other plan participants.

Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲
ADMISSION TICKET
H. J. HEINZ COMPANY
2008 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, August 13, 2008
9:00 a.m.
The Westin Convention Center Hotel
1000 Penn Avenue
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS